Exhibit 10.14

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

by and among

LINKDOC TECHNOLOGY LIMITED,

LINKDOC TECHNOLOGY HK LIMITED (零氪科技香港有限公司),

LING KE INFORMATION TECHNOLOGY (BEIJING) CO., LTD. (零氪信息技术 （北京）有限公司),

LING KE INVESTMENT (TIANJIN) CO., LTD. (零氪投资（天津）有限公司),

THE PRC ENTITIES NAMED HEREIN,

THE INVESTORS NAMED HEREIN

and

THE FOUNDERS AND THE FOUNDER ENTITIES NAMED HEREIN

Signing Date: August 21, 2020

TABLE OF CONTENTS

1.	GENERAL MATTERS		3

	1.1	Definitions	3

	1.2	Warrantor Obligations	3

	1.3	Several and Not Joint Obligations	3

2.	PURCHASE AND SALE OF PREFERENCE SHARES		3

	2.1	Sale and Issuance of Series D+ Preference Shares	3

	2.2	Option	3

	2.3	Closing; Delivery	4

	2.4	Additional Closing	4

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS		5

	3.1	Organization, Good Standing, Corporate Power and Qualification	5

	3.2	Capitalization	6

	3.3	Subsidiaries (General)	8

	3.4	The WFOEs and PRC Entities	9

	3.5	Authorization	11

	3.6	Valid Issuance of Purchased Shares	11

	3.7	Governmental Consents and Filings	11

	3.8	Litigation	12

	3.9	Intellectual Property	12

	3.10	Confidential Information and Invention Assignment Agreements	13

	3.11	Compliance with Other Instruments	13

	3.12	Agreements; Actions	14

	3.13	Certain Transactions	14

	3.14	Rights of Registration and Voting Rights	15

	3.15	Absence of Liens	15

	3.16	Company Activity	15

	3.17	Financial Statements	16

	3.18	Changes	16

	3.19	Liabilities	17

	3.20	Employee Matters	18

	3.21	Tax Returns and Payments	19

	3.22	CFC	20

	3.23	Foreign Investment in Real Property Tax Act of 1980 (FIRPTA)	20

	3.24	Anti-Corruption	20

	3.25	Brokers or Finders	21

	3.26	Permits	21

	3.27	Corporate Documents	21

	3.28	Environmental and Safety Laws	21

	3.29	Privacy and Personal Data Protection	21

	3.30	HIPAA Compliance	22

	3.31	No Disqualification Events	22

	3.32	Disclosure	22

	3.33	Founders and Founder Entities	23

	3.34	System Security	23

	3.35	Restructuring Documents	24

	3.36	Insurance	25

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS		25

	4.1	Authorization	25

	4.2	Disclosure of Information	25

5.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT CLOSING		25

	5.1	Representations and Warranties	25

	5.2	Performance	26

	5.3	Compliance Certificate	26

	5.4	Qualifications	26

	5.5	Laws	26

	5.6	No Litigation; No Material Adverse Effect	26

	5.7	Opinions of Company Counsels	26

	5.8	Shareholders’ Agreement	26

	5.9	Memorandum and Articles of Association	26

	5.10	Transaction Agreements	26

	5.11	Chairman’s Certificate	26

	5.12	Proceedings and Documents	27

	5.13	Confidential Information and Invention Assignment Agreements	27

	5.14	Waiver	27

	5.15	Due Diligence	27

	5.16	Budget	27

6.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING		27

	6.1	Representations and Warranties	27

	6.2	Performance	27

	6.3	Transaction Agreements	28

7.	COVENANTS		28

	7.1	Use of Proceeds	28

	7.2	Availability of Shares	28

	7.3	Business of the Company and the HK Entity	28

	7.4	Business Transfer	28

	7.5	Filing of the Articles	28

	7.6	Compliance with Applicable Law	28

	7.7	Insurance Coverage	29

	7.8	Social Insurance, Housing Fund, Individual Income Tax, Value-Added Tax and Local Levies, Corporate Income Tax and Other Applicable Taxes Compliance	29

	7.9	Publicity	29

	7.10	Investor Nominee	30

	7.11	Business Contracts of the Group Companies	30

	7.12	Code of Data Classification Management and Conduct	31

	7.13	Personal Data Processing and Privacy Protection	31

	7.14	Compliance with Restructuring Documents	32

	7.15	Tax Indemnity	33

	7.16	Capital Contribution of the WFOE I	33

	7.17	Further Assurances	33

	7.18	Trademark Registration	34

	7.19	Filing of Lease Agreements	34

	7.20	Patient Follow-up	34

	7.21	Liquitation of Zhengze Entities	34

	7.22	Liquitation of Certain DTP Companies	34

	7.23	List of Enterprises with Abnormal Operations	34

	7.24	Recordation of Practice in Multiple Medical Institutions	34

	7.25	Online Publishing Service License	34

	7.26	Practicing License for a Medical Institution	35

	7.27	Additional Covenants	35

8.	CURE OF BREACHES; INDEMNITY		36

9.	GENERAL PROVISIONS		38

	9.1	Survival of Warranties	38

	9.2	FIRPTA Notice	38

	9.3	Successors and Assigns	38

9.4	Third Parties	38

9.5	Governing Law	38

9.6	Counterparts; Facsimile	39

9.7	Interpretation; Titles and Subtitles	39

9.8	Notices	39

9.9	No Finder’s Fees	39

9.10	Exculpation among Investors	39

9.11	Determination of Fulfillment of the Closing Conditions	40

9.12	Fees and Expenses	40

9.13	Amendments and Waivers	40

9.14	Severability	40

9.15	Delays or Omissions	40

9.16	Entire Agreement	41

9.17	Pronouns	41

9.18	Dispute Resolution	41

9.19	No Commitment for Additional Financing	42

9.20	No Negotiation	42

9.21	Termination	43

LIST OF SCHEDULES AND EXHIBITS

Schedule A	–	Definitions

Schedule B	–	Schedule of Subscribers

Schedule C	–	Schedule of Founders

Schedule D	–	Schedule of Option Holder

Schedule E	–	Capitalization Table of the Company

Schedule F	–	Addresses for Notice

Exhibit A	–	Disclosure Schedule

Exhibit B	–	Key Employees

Exhibit C	–	Shareholders’ Agreement

Exhibit D	–	Fifth Amended and Restated Memorandum and Articles of Association

Exhibit E	–	Investment Agreement

Exhibit F	–	Form of Option Agreement

Exhibit G	–	Articles of Association of JV Entity

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

This Option and Series D+ Preference Shares Purchase Agreement (this “Agreement”) is entered into as of August 21, 2020 among the following parties:

A. LinkDoc Technology Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”) with a registered address at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands;

B. LinkDoc Technology HK Limited (零氪科技香港有限公司), a Hong Kong company with a registered address at Room 1501 (682), 15/F., SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong (the “HK Entity”);

C. Ling Ke Information Technology (Beijing) Co., Ltd. (零氪信息技术（北京）有限公司), a wholly-foreign owned enterprise established under the Laws of the PRC (the “WFOE I”) with a registered address at Zone ABCD, Floor 10, and Zone ACD, Floor 11, Block A, No.8 Haidian Street, Haidian District, Beijing, China;

D. Ling Ke Investment (Tianjin) Co., Ltd. (零氪投资（天津）有限公司), a wholly-foreign owned enterprise established under the Laws of the PRC (the “WFOE II”, together with WFOE I, the “WFOEs” and each, a “WFOE”) with a registered address at 303, Building 4, No. 3, Hongkong Street, Jinnan Economic Development Zone (Western District), Jinnan District, Tianjin, China;

E. Ling Ke Technology (Beijing) Co., Ltd. (零氪科技（北京）有限公司), a limited liability company established under the Laws of the PRC with a registered address at Zone B, Floor 11, Block A, No.8 Haidian Street, Haidian District, Beijing, China (the “Domestic Company”);

F. Ling Ke Technology (Tianjin) Co., Ltd. (零氪科技（天津）有限公司), a limited liability company established under the Laws of the PRC with a registered address at Unit 1, 25th Floor, Baofeng Building, No. 3678 Xinhua Road, Tianjin Pilot Free Trade Zone (Central Business District), Tianjin, China (the “Tianjin Subsidiary”);

G. Ling Ke Medical Intelligent Technology (Guangzhou) Co., Ltd. (零氪医疗智能科技（广州）有限公司), a limited liability company established under the Laws of the PRC with a registered address at No.08, Floor 10, Nanshacheng Plaza, No. 8 Jingang Road, Nansha District, Guangzhou, China (the “Guangzhou Subsidiary”);

H. Yinchuan Ling Ke Medical Internet Co., Ltd. (银川零氪互联网医院有限公司), a limited liability company established under the Laws of the PRC with a registered address at B206, No.2 Building, Yinchuan Zhongguancun Innovation Center, Xixia District, Yinchuan, Ningxia, China (the “Ningxia Subsidiary”);

I. Real World Medical Technology (Beijing) Co., Ltd. (瑞尔沃德医药科技（北京）有限公司), a limited liability company established under the Laws of the PRC with a registered address at No.503-8, Floor 5, No.6 Building, No.54 Yard, Shijingshan Road, Shijingshan District, Beijing, China (“Real World”);

J. Beijing Kuaima Hulian Technology Co., Ltd. (北京快马互联科技有限公司), a limited liability company established under the Laws of the PRC with a registered address at No.149, 1F, No.6 Building, No.49 Yard, Badachu Road, Shijingshan District, Beijing, China (“Kuaima Subsidiary”);

K. Ling Ke Medical Technology (Tianjin) Co., Ltd. (零氪医疗科技（天津）有限公司), a limited liability company established under the Laws of the PRC with a registered address at B12, Jinnan Base, Alibaba Cloud Innovation Center (Tianjin), No. 295 Jingu Road, Xianshuigu Town, Jinnan District, Tianjin, China (the “JV Entity”);

L. The Persons set forth on Schedule B (collectively, the “Subscribers” and each, a “Subscriber”);

M. The Persons set forth on Schedule D (collectively, the “Option Holders” and each, an “Option Holder”; together with the Subscribers, the “Investors” and each, an “Investor”); and

N. The individuals set forth on Schedule C (collectively the “Founders” and each a “Founder”) and the entities owned by such individuals as set forth opposite such individuals’ names on Schedule C (collectively the “Founder Entities” and each a “Founder Entity”).

The Company, the WFOEs, the HK Entity, the Domestic Company, Tianjin Subsidiary, Guangzhou Subsidiary, Ningxia Subsidiary, Real World, the Investors, the Founder Entities and the Founders are collectively referred to as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, the Subscribers have agreed to subscribe for and purchase from the Company, and the Company has agreed to issue and sell to the Subscribers, in the aggregate 11,819,526 Series D+ Preference Shares, upon the terms and conditions set forth herein.

WHEREAS, the Company has agreed to issue to each of the Option Holders certain option for such Option Holder to subscribe for a certain number of Series D+ Preference Shares, upon the terms and conditions set forth herein, and each of Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙） ), Cenova, CICC and Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）) has agreed to subscribe for certain registered capital of JV Entity at an investment amount as set forth against such Option Holder’s name on Schedule D attached hereto (the “Investment Amount”) on the terms and conditions contained in the Investment Agreement in the form set forth in Exhibit E (the “Investment Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GENERAL MATTERS

1.1 Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Schedule A attached to this Agreement. Unless otherwise set forth in Schedule A, the use of any term defined in Schedule A in its uncapitalized form indicates that the words have their normal and general meaning.

1.2 Warrantor Obligations. Where this Agreement or any Transaction Agreement places an obligation on any Warrantor, each other Warrantor shall use its best efforts to cause the obligated Warrantor to perform such obligation.

1.3 Several and Not Joint Obligations. The respective rights and obligations of the Investors hereunder, including the rights and obligations set forth in Section 2 and Section 4 hereof, shall be several and not (i) joint or (ii) joint and several.

2. PURCHASE AND SALE OF PREFERENCE SHARES.

2.1 Sale and Issuance of Series D+ Preference Shares.

(a) The Company shall authorize, prior to the Closing (as defined below), (i) the sale and issuance of 11,819,526 Series D+ Preference Shares, having the rights, privileges, preferences and restrictions set forth in the Fifth Amended and Restated Memorandum and Articles of Association of the Company to be approved and adopted by the Company in a form as set forth in Exhibit D, effective subject to and contingent upon the Closing (the “Memorandum and Articles of Association”), (ii) the reservation of such number of the Company’s Ordinary Shares, US$0.00008 nominal or par value per share (the “Ordinary Shares”), for issuance upon conversion of the Purchased Shares (the “Conversion Shares”), and (iii) the issuance of the Conversion Shares upon conversion of the Purchased Shares.

(b) Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to each Subscriber, and each Subscriber shall subscribe for, purchase and pay for such number of Series D+ Preference Shares of the Company as set forth against such Subscriber’s name on Schedule B attached hereto (the “Purchased Shares”), at a purchase price of US$2.5382 per share for each Series D+ Preference Shares, amounting to the aggregate amount set forth against such Subscriber’s name on Schedule B attached hereto (the “Purchase Price”).

2.2 Option. Subject to the terms and conditions of this Agreement, at the Closing, with respect to Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙） ), Cenova, CICC and Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）), the Company will enter into an Option Agreement with each of Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙） ), Cenova, CICC and Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）), respectively, for each of Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业 （有限合伙 ） ), Cenova, CICC and Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）) to subscribe for certain number of Series D+ Preference Shares as set forth against such Option Holder’s name on Schedule D attached hereto, for an aggregate Investment Amount in RMB equivalent as set forth against such Option Holder’s name on Schedule D attached hereto (the “Options”), on the terms and conditions contained in the Option Agrements in the form and substance attached hereto as Exhibit F.

2.3 Closing; Delivery.

(a) The purchase and sale of the Purchased Shares and the issuance of the Options shall take place remotely via the exchange of documents and signatures at the closing. The closing of purchase and sale of the Purchased Shares and the issuance of the Option shall take place on the date no later than ten (10) Business Days after the fulfillment or waiver of the conditions to the Closing set forth in Section 5 hereof, or at such other time and place as the Company and, the Investors mutually agree upon in writing (the “Closing”).

(b) At the Closing, the Company shall deliver to each Subscriber (i) a scanned copy of the share certificate representing the Purchased Shares being purchased by such Subscriber at the Closing, provided that the Company shall then deliver the original share certificate to such Subscriber promptly (but in any event within five (5) Business Days) after the Closing, and (ii) a copy of the Company’s updated register of members, certified by the secretary service provider of the Company as true and complete as of the date of the Closing and reflecting such Subscriber as the holder of the Purchased Shares purchased by such Subscriber hereunder at the Closing.

(c) At the Closing, each Subscriber shall deliver the aggregate purchase price set forth opposite such Subscriber’s name in the relevant column of Schedule B hereto, by wire transfer in immediately available funds in U.S. dollar to a bank account of the Company. The details of such bank account of the Company shall be provided by the Company to such Subscriber in writing at least five (5) Business Days prior to the Closing.

(d) At the Closing, the Company shall issue to each of the Option Holders an Option by delivering to each Option Holder its respective Option Agreement duly signed by the Company.

(e) At the Closing, each Option Holder shall pay the Investment Amount set forth opposite such Option Holder’s name in the relevant column of Schedule D hereto pursuant to the terms and conditions of the Investment Agreement.

2.4 Additional Closing. Within ninety (90) days following the Closing or such longer period agreed otherwise by the Board (including affirmative votes of all of the Preference Directors), the Company may sell, pursuant to this Agreement, up to 15,759,368 Series D+ Preference Shares (the “Additional Shares”) at the purchase price of US$2.5382 per share, to Tianjin TEDA Haihe Intelligent Manufacturing Industry Development Fund Partnership (Limited Partnership) (天津泰达海河智能制造产业发展基金合伙企业（有限合伙） ), Tianjin TEDA Industrial Investment Guidance Fund Co., Ltd. (天津泰达产业投资引导基金有限公司) and/or its Affiliates (the “Additional Subscribers”) on substantially the same terms and conditions as those in the Transaction Documents, except that the completion of the ODI Approvals will be an additional condition precedent to the consummation of such sale of the Additional Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

Each Warrantor hereby severally and jointly represents and warrants to each Investor that, subject to the qualifications and exceptions as set forth in the Disclosure Schedule attached hereto as Exhibit A, the contents and statements of which shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the date of the Closing, except where a different date is otherwise indicated in such statements. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 3 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and such disclosure include sufficient details to assess the nature and scope of the matters disclosed.

3.1 Organization, Good Standing, Corporate Power and Qualification.

(a) The Company is a company duly incorporated, validly existing and in good standing under the Companies Law (as amended) of the Cayman Islands (the “Statute”) and has all corporate power and authority required (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements. The Company is qualified to do business and is in good standing in each other jurisdiction where it has an operation.

(b) The WFOE I is a company duly organized and validly existing under the Laws of the PRC, and has all necessary powers and all necessary governmental licenses, permits, Governmental Authorizations, consents and approvals required (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements.

(c) The WFOE II is a company duly organized and validly existing under the Laws of the PRC, and has all necessary powers and all necessary governmental licenses, permits, Governmental Authorizations, consents and approvals required (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements.

(d) The HK Entity is a company duly organized, validly existing and in good standing under, and by virtue of, the Laws of Hong Kong, and has all requisite power and authority (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements. The HK Entity is qualified to do business and is in good standing in each jurisdiction where it has an operation.

(e) The Domestic Company is a limited liability company duly organized and validly existing under the Laws of the PRC and, except as disclosed in Section 3.1(e) of the Disclosure Schedule, has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements.

(f) Each of the Tianjin Subsidiary, the Guangzhou Subsidiary, the Ningxia Subsidiary, Real World, Lingbo (Beijing) Medical Technology Co., Ltd. (领博（北京）医疗科技有限公司) (the “Lingbo Subsidiary”), Beijing Houpu Pharmaceutical Technology Co., Ltd. (北京厚普医药科技有限公司) (the “Houpu Subsidiary”), Linke Biological Technology Tianjin Co., Ltd. (邻客生物科技（天津）有限公司) (the “Linke Subsidiary”), Beijing Lingce Smart Technology Center (Limited Partnership) (北京领策智能科技中心（有限合 伙） ) (the “Lingce Subsidiary”), the Kuaima Subsidiary, Ling Ke Hebei Xiong’an Technology Co., Ltd. (零氪河北雄安科技有限公司) (the “Hebei Subsidiary”), Yike Technology (Shanghai) Co., Ltd (医氪科技（上海）有限公司) (the “Yike Subsidiary”), Beijing Yingye Shengjie Intelligent Technology Center (Limited Partnership) (北京盈氪盛捷智能科技中心（有限合伙） ) (the “Yingke Subsidiary”), Beijing Houpzhonghui Pharmaceutical Technology Co., Ltd. (北京厚普众惠医药科技有限公司) (the “Zhonghui Subsidiary”) and the JV Entity is a limited liability company or a limited partnership duly organized and validly existing under the Laws of the PRC and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required (i) to own its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted, and (ii) to execute, deliver and perform its obligations under the Transaction Agreements (if applicable).

(g) No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of any Group Company. No Group Company is bankrupt or insolvent. Each Group Company is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

3.2 Capitalization.

(a) The authorized share capital of the Company consists, immediately prior to the Closing (unless otherwise noted), of the following:

(x) 426,232,714 Ordinary Shares, (i) 100,625,000 shares of which are issued and outstanding immediately prior to the Closing, (ii) 43,570,953 of which are reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the Company’s Equity Plan, (iii) 22,058,825 shares of which are issuable upon conversion of the Series A Preference Shares, (iv) 46,218,488 shares of which are issuable upon conversion of the Series B Preference Shares, (v) 2,899,160 shares of which are issuable upon conversion of the Series C-1 Preference Shares, (vi) 35,398,512 shares of which are issuable upon conversion of the Series C-2 Preference Shares, (vii) 51,217,945 shares of which are issuable upon conversion of the Series D Preference Shares, and (viii) 40,974,356 shares of which are issuable upon conversion of the Series D+ Preference Shares issuable hereunder. All of the outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable U.S. federal, state or non-U.S. securities laws and regulations, including the Securities Act.

(y) 198,767,286 Preference Shares, (i) 22,058,825 of which are designated as Series A Preference Shares, all of which are issued and outstanding immediately prior to the Closing, (ii) 46,218,488 of which are designated as Series B Preference Shares, all of which are issued and outstanding immediately prior to the Closing, (iii) 2,899,160 of which are designated as Series C-1 Preference Shares, all of which are issued and outstanding immediately prior to the Closing, (iv) 35,398,512 of which are designated as Series C-2 Preference Shares, 30,924,371 of which are issued and outstanding immediately prior to the Closing, (v) 51,217,945 of which are designated as Series D Preference Shares, 49,346,520 of which are issued and outstanding immediately prior to the Closing, and (vi) 40,974,356 of which are designated as Series D+ Preference Shares, none of which are issued and outstanding prior to the Closing but 11,819,526 of which are issued and outstanding immediately upon the Closing. None of the rights, preferences and powers of, or the restrictions on, the Preference Shares set forth in the Memorandum and Articles of Association are prohibited by the Statute. Upon the Closing, each outstanding Preference Share will initially be convertible into one (1) Ordinary Share.

(b) There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company, including, without limitation, any Ordinary Shares, or Preference Shares, or any securities convertible into or exchangeable or exercisable for Ordinary Shares or Preference Shares, except for (A) the conversion privileges of the Purchased Shares to be issued under this Agreement pursuant to the terms of the Memorandum and Articles of Association, (B) the Options to be issued under this Agreement pursuant to the terms of the Option Agreements, (C) the warrants under the Amended and Restated Warrant to Purchase Preference Shares issued by the Company dated as of June 8, 2018 and the Warrant to Purchase Preference Shares issued by the Company dated as of June 8, 2018 and (D) the rights provided in Section 4 of the Shareholders’ Agreement. Except as set forth in the Transaction Agreements, no Person (A) has been granted any ratchet, formula adjustment, or any other type of, protection against dilution of their ownership interest in the Company, (B) has been granted rights to require the Company to repurchase any of the Company’s securities, (C) has been granted rights to receive the same or better rights in connection with any ownership interest in the Company as any other Person may receive either pursuant to this Agreement or at any time hereafter, or (D) have been granted rights of redemption by the Company. No ratchet, formula adjustment, or any other type of, protection against dilution of any ownership interest in the Company has been triggered, nor will be triggered by the transactions provided for in this Agreement or any other Transaction Agreements.

(c) None of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Except as may be set forth in the Memorandum and Articles of Association, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital shares.

(d) Schedule E attached hereto sets forth a true and complete capitalization table of the Company on a fully-diluted basis immediately prior to the Closing and immediately after the Closing, which shows a complete list of all outstanding shareholders, option holders, warrant holders, convertible note holders and other security holders of the Company at such time and lists the type and number of securities held by each such holder.

3.3 Subsidiaries (General). The Company does not currently own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, except for one hundred percent (100%) of the equity interest in the HK Entity, which (i) owns one hundred percent (100%) of the equity interest in the WFOE I, which has entered into a series of Restructuring Documents with the Domestic Company, and (ii) owns one hundred percent (100%) of the equity interest in the WFOE II. The equity interests in and assets of the HK Entity and the WFOEs are free and clear of all Liens, and no Person other than the Company has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the HK Entity or the WFOEs or any component or portion thereof, or any increase or decrease on any of the foregoing. Except as described in the preceding sentence of this Section 3.3, the Company is not a participant in any joint venture, partnership or similar arrangement. The Company’s interest in the Domestic Company held through the WFOE I through the Restructuring Documents is free and clear of any Liens, and no other Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Domestic Company or any component or portion thereof, or any increase or decrease in any of the foregoing. As of the date of this Agreement and the date of the Closing, the Domestic Company is 74.50%, 12.40%, 10.00% and 3.10% held by the Key Founder, LI Liping (李丽平), LUO Ligang (罗立刚), and TANG Peng (汤鹏), respectively, and such Persons have obtained the equity holdings in the Domestic Company in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, the Domestic Company owns one hundred percent (100%) of the equity interest of each of the Tianjin Subsidiary, the Guangzhou Subsidiary, the Ningxia Subsidiary, Real World, Lingbo Subsidiary, Kuaima Subsidiary, Yike Subsidiary and Hebei Subsidiary, and has obtained the equity interest in each of the Tianjin Subsidiary, the Guangzhou Subsidiary, the Ningxia Subsidiary, Real World, Lingbo Subsidiary, Kuaima Subsidiary, Yike Subsidiary and Hebei Subsidiary in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, Houpu Subsidiary is 70.000% held by the Domestic Company, and it has obtained the equity holdings in Houpu Subsidiary in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, Linke Subsidiary is 79.90% held by the Tianjin Subsidiary, and it has obtained the equity holdings in Linke Subsidiary in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, Lingce Subsidiary is held by the Domestic Company and the Tianjin Subsidiary, respectively, and such Persons have obtained the equity holdings in Lingce Subsidiary in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, Yingke Subsidiary is 99% held by the Domestic Company, and it has obtained the equity holdings in Yingke Subsidiary in compliance with applicable Laws. As of the date of this Agreement and the date of the Closing, Zhonghui Subsidiary is 70% held by the Domestic Company, and it has obtained the equity holdings in Zhonghui Subsidiary in compliance with applicable Laws. The JV Entity is 100% held by the WFOE II as of the date of this Agreement and immediately prior to the Closing, but as of the date of and immediately after the Closing, the JV Entity is 96.0942% held by the WFOE II, and it has obtained the equity holdings in JV Entity in compliance with applicable Laws. The Company’s interest in each of the PRC Entities held through the WFOEs is free and clear of any Liens through the Restructuring Documents, and no other Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of each of the PRC Entities or any component or portion thereof, or any increase or decrease in any of the foregoing. There is no agreement between the Founders, any Group Company and/or any other Person with respect to the ownership or Control of any of the Group Companies except as contemplated by the Transaction Agreements. Unless otherwise specified in the Transaction Agreements, no Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. Unless otherwise disclosed in the Disclosure Schedule, none of the Founders owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement.

3.4 The WFOEs and PRC Entities.

(a) One hundred percent (100%) of the equity interest of each WFOE are duly vested in the HK Entity as the sole investor in and owner of each WFOE in accordance with applicable PRC Laws. One hundred percent (100%) of the equity interest of the Domestic Company are pledged to the WFOE I through the Restructuring Documents and in accordance with applicable PRC Laws. One hundred percent (100%) of the equity interest of each of the Tianjin Subsidiary, the Guangzhou Subsidiary, the Ningxia Subsidiary, Real World, Lingbo Subsidiary, Kuaima Subsidiary, Yike Subsidiary and Hebei Subsidiary are duly vested in the Domestic Company as the sole shareholder in and owner of the Tianjin Subsidiary, the Guangzhou Subsidiary, the Ningxia Subsidiary, Real World, Lingbo Subsidiary, Kuaima Subsidiary, Yike Subsidiary and Hebei Subsidiary in accordance with applicable PRC Laws. Seventy percent (70.000%) of the equity interest of Houpu Subsidiary are duly vested in the Domestic Company as the shareholder of Houpu Subsidiary in accordance with applicable PRC Laws. Seventy-nine point nine percent (79.90%) of the equity interest of Linke Subsidiary are duly vested in the Tianjin Subsidiary as the shareholder of Linke Subsidiary in accordance with applicable PRC Laws. One hundred percent (100%) of the partnership interest of Lingce Subsidiary are duly vested in the Domestic Company and the Tianjin Subsidiary as the general partner and limited partner in Lingce Subsidiary. Ninety-nine percent (99%) of the partnership interest of Yingke Subsidiary are duly vested in the Domestic Company as the general partner in Yingke Subsidiary. Seventy percent (70%) of the equity interest of Zhonghui Subsidiary are duly vested in the Domestic Company as the shareholder of Zhonghui Subsidiary in accordance with applicable PRC Laws. One hundred percent (100%) of the equity interest of the JV Entity are duly vested in the WFOE II as the shareholder of the JV Entity in accordance with applicable PRC Laws as of the date of this Agreement and immediately prior to the Closing.

(b) As of the Closing, there will be no bonds, debentures, notes or other indebtedness of any WFOE or any PRC Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holder of equity interests of any WFOE or any PRC Entity may vote. There will be no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any WFOE or any PRC Entity is a party or by which it is otherwise bound.

(c) Neither any WFOE nor any PRC Entity maintains any offices or branches or subsidiaries, except for its principal executive office as reflected on its business license.

(d) The incorporation documents relating to the WFOEs and the PRC Entities will be valid and will have been duly approved or issued, as applicable, by the appropriate PRC authorities and are valid and in full force.

(e) All consents, approvals, Governmental Authorizations, permits or licenses required under PRC Laws for the due and proper establishment and operation of the WFOEs and the PRC Entities as currently operated, or contemplated immediately prior to the Closing to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(f) All necessary filings and registrations with the PRC authorities required in respect of the WFOEs and the PRC Entities and their respective operations, including without limitation, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange (“SAFE”), tax bureau, or the local counterpart of each of the abovementioned governmental authorities, as applicable, have been duly completed in accordance with the relevant Laws. Except as disclosed in Section 3.4(f) of the Disclosure Schedule, all required registrations, if any, pursuant to Circular 37, have been filed and accepted by SAFE. To the Knowledge of each Warrantor, there exists no grounds on which any of the Group Companies or the Investors may be subject to Liability or penalties for failure or defect of registration, misrepresentation or failure to disclose material information to the issuing SAFE authority. All the application materials which have been or will be submitted to the government to obtain or complete the above registrations, filings and approvals contain no material error, misstatement or fraudulent information.

(g) Neither any WFOE nor any PRC Entity has received any letter or notice from any relevant Governmental Authority notifying any WFOE or any PRC Entity of the revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any WFOE or any PRC Entity.

(h) With respect to any land use right, building, property and investment held or leased by the WFOEs and the PRC Entities, they have exclusive, full and unimpaired legal and beneficial ownership of their respective rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with Governmental Authorities with respect thereto.

(i) Each of the WFOEs and the PRC Entities has been conducting its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, requisite licenses, permits and approvals granted by competent PRC authorities.

(j) No Warrantor has any reason, whether present or reasonably foreseeable, to believe that any Governmental Authorizations, licenses or permits requisite for the conduct of any part of any WFOE’s or any PRC Entity’s business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

(k) All applicable Laws with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of any WFOE or any PRC Entity have been complied with in all material respects, and all requisite approvals from SAFE in relation thereto have been duly obtained.

(l) With regard to employment and staff or labour management, each of the WFOEs and the PRC Entities has complied with all applicable PRC Laws in all material respects, including Laws pertaining to employment contract, social insurance, medical insurance, housing funds or the like.

(m) There are no outstanding options with respect to any WFOE or any PRC Entity except as contemplated under the Transaction Agreements.

(n) Other than the HK Entity, the PRC Entities and the WFOEs, there are no other companies, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(o) Each of the WFOEs and the PRC Entities owns free and clear from any Liens and third party rights all properties and assets, including all such Proprietary Rights, necessary for its operations as presently conducted and as presently proposed to be conducted.

3.5 Authorization. All corporate action has been taken, or will be taken prior to the Closing, on the part of each Group Company and its officers, directors and members or shareholders that is necessary for (a) adoption of the Memorandum and Articles of Association, (b) the authorization, execution and delivery of the Transaction Agreements by such Group Company, (c) the performance by such Group Company of the obligations to be performed by it as of the date hereof under the Transaction Agreements, and (d) the issuance of the Conversion Shares. The Transaction Agreements, when executed and delivered by the Group Companies, shall constitute valid and legally binding obligations of each Group Company, enforceable against such Group Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (C) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable U.S. federal, state or foreign securities laws.

3.6 Valid Issuance of Purchased Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and/or the Memorandum and Articles of Association, applicable U.S. federal, state or non-U.S. securities laws and Liens created by or imposed by an Investor. Based in part on the accuracy of the representations of the Investors in Section 4 hereof and subject to the filings described in Section 3.7 hereof, the offer, sale and issuance of the Purchased Shares to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Conversion Shares, if any, to be issued upon conversion thereof for no additional consideration and pursuant to the Memorandum and Articles of Association, will be issued in compliance with all applicable U.S. federal, state or non-U.S. securities Laws, including the Securities Act. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Memorandum and Articles of Association, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and/or the Memorandum and Articles of Association, applicable U.S. federal, state or non-U.S. securities laws and Liens created by or imposed by an Investor.

3.7 Governmental Consents and Filings. Based in part on the accuracy of the representations made by the Investors in Section 4 hereof, all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (“Governmental Authorizations”) on the part of each Group Company’s valid execution, delivery and performance of the Transaction Agreements have been obtained and are currently effective, except for (i) any filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, and (ii) any Governmental Authorizations required to be procured or made after the Closing as provided under the Transaction Agreements, which will be made within the time frame provided in the Transaction Agreements or, in the absence of such provision, in a timely manner.

3.8 Litigation. There is no Action pending, or to the Knowledge of each Warrantor, threatened in writing (i) against any Group Company, Founders and/or Founder Entities or (ii) against any consultant, officer, director or Key Employee of any Group Company arising out of his or her consulting, employment or board relationship with such Group Company or that could otherwise materially impact such Group Company. The foregoing includes, without limitation, Actions pending or threatened involving the prior employment or consultancy of any consultant, employee, officer, director or Key Employee of any Group Company or the services provided by any of the foregoing Persons in connection with the business of such Group Company. No Group Company or, to the Knowledge of each Warrantor, any of such Group Company’s consultants, officers, directors or Key Employees, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government body (in the case of consultants, officers, directors or Key Employees, such as would affect such Group Company). There is no Action by any Group Company, Founders and/or Founder Entities pending or that any Group Company, Founders and/or Founder Entities intends to initiate.

3.9 Intellectual Property. Each Group Company owns or possesses sufficient legal rights to all Group Company Intellectual Property without any violation or infringement of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringes or will infringe any rights to Intellectual Property of any other party, including but not limited to any privacy of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, Lien or shared ownership interest of any kind relating to any Group Company Intellectual Property, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. No Group Company has received any written communications alleging that any Group Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other Person. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. It will not be necessary for any Group Company to use any inventions of any of employees or consultants of any Group Company (or Persons any Group Company currently intends to hire) made prior to their employment by or consulting relationship with such Group Company. Each current and former employee and consultant has fully and validly assigned and transferred to the respective Group Company all Intellectual Property he or she owns that are related to such Group Company’s business as now conducted and as presently proposed to be conducted. Section 3.9 of the Disclosure Schedule lists all Group Company Intellectual Property that is registered with a Governmental Authority. No Group Company has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in a manner that would require (or purport to require) the distribution of the source code of such software or prohibit (or purport to prohibit) any Group Company from charging for the distribution or use of such software or otherwise limit such software’s use for commercial purposes. No government funding, facilities of any university, college or other educational institution or public research center or funding from third parties was used in the development of any Group Company Intellectual Property.

3.10 Confidential Information and Invention Assignment Agreements. Each current employee, consultant and officer of each Group Company has executed an agreement with such Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investors. No current employee or consultant or officer of any Group Company has excluded works or inventions from his or her assignment of inventions pursuant to such agreement. To the Knowledge of each Warrantor, no such employees or consultants or officers is in violation thereof.

3.11 Compliance with Other Instruments. Except as disclosed in Section 3.11 of the Disclosure Schedule, no Group Company (a) is or has been in violation or default of any provisions of any constitutional document of such Group Company (which include, as applicable, articles or certificate of incorporation, memoranda and/or articles of association, bylaws, joint venture contracts and the like); (b) is or has been in violation or default of any judgment, order, writ or decree of any court or Governmental Authority; (c) is or has been in violation or default under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (d) is in violation or default of any provision of the Statute or any Law applicable to such Group Company (including without limitation such Laws relating to privacy, Personal Data protection, medical records and health profile protection, cybersecurity, telecommunication business, Intellectual Property, anti-monopoly, Tax, employment, and social welfare and benefits) in any material aspect. Except as disclosed in Section 3.11 of the Disclosure Schedule, no Group Company has been in violation or default of any provision of the Statute or any Law applicable to such Group Company (including without limitation such Laws relating to privacy, Personal Data protection, medical records and health profile protection, cybersecurity, telecommunication business, Intellectual Property, anti-monopoly, Tax, employment, and social welfare and benefits), which violation or default would have a Material Adverse Effect. Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company has not stored or processed any electronic Personal Data, medical record, health profile and other sensitive information on the Internet. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (A) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (B) an event which results in the creation of any Lien upon any assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any acceleration of benefits or obligations, with or without the passage of time and giving of notice, under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order.

3.12 Agreements; Actions.

(a) For the purpose of this Section 3.12(a), a “Material Agreement” shall mean any of the agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of RMB1,000,000, (ii) the license of any Intellectual Property to or from any Group Company other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell the products of any Group Company to any other Person, or that limit any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) entered into any agreement, understanding or proposed transaction with any of its officers, directors, consultants, Key Employees, members of the immediate families of the foregoing, or any Affiliate of any of the foregoing, or any entity, the shareholder of which is the foregoing; (v) entering into any agreement with any hospital, any office or department of any hospital and/or any pharmaceutical factory or company; (vi) entering into any agreement regarding the use of the medical records; or (vii) indemnification by any Group Company with respect to infringements of Proprietary Rights other than standard customer or channel agreements. No Group Company is in material breach of or default under any Material Agreement and, there is no current claim or, to the Knowledge of each Warrantor, threat that any Group Company is or has been in material breach of or default under any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the respective Group Company in accordance with its respective terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (B) the effect of rules of law governing the availability of equitable remedies. To the Knowledge of each Warrantor, no other party to a Material Agreement is in material default thereunder or in actual or anticipated material breach thereof.

(b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, no Group Company has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital shares, (ii) incurred any indebtedness for money borrowed or incurred any other Liabilities (other than indebtedness or Liabilities that have already been fully satisfied or incurred in the ordinary course of business), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of Section 3.12(a) hereof and this Section 3.12(b), all indebtedness, Liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons any Group Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum U.S. dollar or RMB amounts of such Sections.

(c) No Group Company is a guarantor or indemnitor of any indebtedness of any other Person.

3.13 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the respective boards of directors, and (iii) the purchase of Ordinary Shares and the issuance of options to purchase Ordinary Shares, in each instance, approved in the written resolutions or meetings minutes of the Board, there is no agreement, understanding or proposed transaction between any Group Company and any of its officers, directors, consultants, Key Employees, members of the immediate families of the foregoing, or any Affiliate of any of the foregoing, or any entity, the shareholder of which is the foregoing.

(b) No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses, parents, or children or to any Affiliate of any of the foregoing, or to any entity, the shareholder of which is the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing, of any Group Company, or any entity, the shareholder of which is the foregoing are, directly or indirectly, indebted to any Group Company or, to the Knowledge of each Warrantor, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any customers, suppliers, service providers, joint venture partners, licensees and competitors of any Group Company or (ii) direct or indirect ownership interest in any Person with which any Group Company is affiliated or with which any Group Company has a business relationship, or any Person that competes with any Group Company, except that directors, officers or employees or members or shareholders of a Group Company may own (A) capital shares of the Company and/or options to purchase such shares and (B) shares in (but not exceeding two percent (2%) of the outstanding capital shares of) publicly traded companies that may compete with any Group Company.

(c) None of the Founders either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, carry on or are engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in competition with the business of any Group Company. Such Founder is not subject to any contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company.

3.14 Rights of Registration and Voting Rights. Except as provided in the Shareholders’ Agreement, the Company is not under any obligation to register under the Securities Act (or any applicable securities of any jurisdiction other than the United States) any of its securities (whether currently outstanding or to be issued in the future). Except as contemplated in the Shareholders’ Agreement, no member of the Company (other than the holders of Preference Shares) has entered into any agreement with respect to the voting of capital shares of the Company.

3.15 Absence of Liens. The property and assets each Group Company owns are owned free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Knowledge of each Warrantor, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets.

3.16 Company Activity. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Company was formed solely to acquire and hold shares of the HK Entity and an indirect equity interest in the WFOEs, and since its formation has not engaged in any business and has not incurred any Liability as of the date hereof except in the ordinary course of acquiring its shares in the HK Entity and its indirect equity interest in the WFOEs and will not incur any other Liabilities prior to the Closing except in the ordinary course of acquiring its indirect equity interest in the WFOEs.

3.17 Financial Statements. The unaudited consolidated financial statements of the Group Companies for each fiscal year ended December 31, 2017, December 31, 2018 and December 31, 2019, respectively (including balance sheets, statements of income and statements of cash flows, collectively, the “Financial Statements” and December 31, 2019, the “Financial Statements Date”) are in accordance with the books and records of the applicable Group Company. The Financial Statements show a true and fair view of the assets, Liabilities (actual, contingent or otherwise) and financial position and affairs and operating results of Group Companies as of the respective dates, and for the respective periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, Liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, Liabilities and obligations are required to be disclosed. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person. Each Group Company will maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.18 Changes. Except as disclosed in Section 3.18 of the Disclosure Schedule or required to be undertaken under this Agreement prior to the Closing since the Financial Statements Date, none of the following events has occurred with respect to any Group Company:

(a) any change in the assets, Liabilities, financial condition or operating results of a Group Company, except immaterial changes in the ordinary course of business;

(b) any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any change in such Group Company’s business operation or transactions resulting in the aggregate working capital of the Group Companies falling below RMB60,000,000 (for the purpose of this Section 3.18, the working capital of the Group Companies is equal to total current assets minus total current liabilities);

(d) any material damage, destruction or loss, whether or not covered by insurance;

(e) any waiver or compromise by a Group Company of a valuable right or of a material debt owed to it;

(f) any satisfaction or discharge of any Lien or payment of any material obligation by a Group Company;

(g) any entry into, or change or amendment to, a material contract, agreement, or arrangement which a Group Company or any of its assets is bound by or subject to;

(h) any material change in any compensation arrangement or agreement with any employee, officer, director or member or shareholder of a Group Company;

(i) any resignation or termination of employment of any officer with the title of vice president or above or Key Employee of a Group Company;

(j) any mortgage, pledge, transfer of a security interest in, or Lien, created by a Group Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair its ownership or use of such property or assets;

(k) any loans or guarantees made by a Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary and customary course of its business;

(l) any dividend, declaration, setting aside or payment or other distribution in respect of any of a Group Company’s capital shares, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by a Group Company;

(m) any sale, assignment, transfer, or exclusive license of any material Group Company Intellectual Property or other material intangible assets of the Group Company;

(n) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of a Group Company;

(o) any material failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(p) any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(q) any other event or condition of any character, other than any change of Law or policy, or any events affecting the economy or a Group Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect; or

(r) any arrangement or commitment by a Group Company to do any of the things described in this Section 3.18.

3.19 Liabilities. Except as reflected in the Financial Statements, no Group Company has any indebtedness for borrowed money or other Liabilities that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except (i) those incurred during ordinary course of business, (ii) outstanding loans under the Convertible Loan Agreement dated September 1, 2017 and the Supplemental Convertible Loan Agreement dated June 8, 2018 by and among Ningbo Huiqiao Hongjia Equity Investment Limited Partnership (宁波汇桥弘甲股权投资合伙企业（有限合伙）), the Company and the Domestic Company, and the Convertible Loan Agreement dated June 8, 2018 by and among Ningbo Huiqiao Hongbo Equity Investment Limited Partnership (宁波汇桥弘博股权投资合伙企业（有限合伙）), the Company and the Domestic Company.

3.20 Employee Matters.

(a) To the Knowledge of each Warrantor, none of the employees, consultants, or independent contractors of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Person’s ability to promote the interest of any Group Company or that would conflict with any Group Company’s business. Neither the execution or delivery or performance of the Transaction Agreements by any Group Company, nor the carrying on of any Group Company’s business by its employees, consultants, or independent contractors, nor the conduct of any Group Company’s business as now conducted and as presently proposed to be conducted, will, to the Knowledge of each Warrantor, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee, consultant, or independent contractor is now obligated.

(b) To the Knowledge of each Warrantor, no Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue employment as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing. Except as disclosed in Section 3.20(b) of the Disclosure Schedule, each officer and Key Employee of each Group Company is currently devoting all of his or her business time to the conduct of such Group Company’s business. Except as disclosed in Section 3.20(b) of the Disclosure Schedule, no Group Company is aware that any of its officers and Key Employees is planning to work less than full-time for such Group Company in the future. Except otherwise required by applicable Law, the employment of each employee of each Group Company is terminable at the will of such Group Company. Except as required by applicable Law, upon termination of the employment of any such employees, no severance or other payments will become due. No Group Company has any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services.

(c) No Group Company has made any representations regarding equity incentives or compensation to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of its board of directors, the representations set forth herein, or the Disclosure Schedule.

(d) Section 3.20(d) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates or to which any Group Company contributes. Each Group Company has made all required contributions and has no Liability to any such employee benefit plan, and has complied in all respects with all applicable Laws for any such employee benefit plan.

(e) No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested nor, to the Knowledge of each Warrantor, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Knowledge of each Warrantor, threatened, nor is any Group Company aware of any labor organization activity involving its employees.

(f) No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable Laws related to employment, including those related to wages, hours, worker classification, equal employment opportunity and collective bargaining. Except as disclosed in Section 3.20(f) of the Disclosure Schedule, each Group Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from its employees, consultants, or independent contractors and is not liable for any arrears of wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it, Taxes, penalties, or other sums for failure to comply with any of the foregoing. Except as disclosed in Section 3.20(f) of the Disclosure Schedule, each Group Company, if applicable, is in compliance with any law relating to the provision of any form of social insurance to its employees, including, without limitation, the social insurance and the housing fund payments, withholdings and contributions required under applicable PRC Law, and has paid, or made provision for the payment of, all such amounts as required under applicable Law.

(g) Each former Key Employee (if any) whose employment was terminated by a Group Company has agreed in writing to fully release any claims against such Group Company or any related party arising out of such employment.

(h) To the Knowledge of each Warrantor, none of the Key Employees, officers or directors (except for the Preference Directors) of a Group Company has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy Laws or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by a government regulator to have violated any applicable securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(i) As of the Closing, each Person who holds any currently outstanding Ordinary Shares or other securities of a Group Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting such Group Company (i) the right to repurchase such shares for the original purchase price, or to cancel such option, warrant or right, in the event the holder’s employment with or services for such Group Company is terminated or expires for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the board of directors of such Group Company, and (ii) a right of first refusal with respect to all such shares or other securities.

3.21 Tax Returns and Payments. Except as disclosed in Section 3.21 of the Disclosure Schedule, (a) there are no Taxes due and payable by any Group Company which have not been timely paid, (b) there are no accrued and unpaid Taxes of any Group Company which are due, whether or not assessed or disputed, and (c) there have been no examinations or audits of any Tax returns or reports by any applicable Governmental Authority. Each Group Company has duly and timely filed all Tax returns required to have been filed by it with all appropriate Governmental Authorities, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Each Group Company’s provisions for Taxes are sufficient for the payment of all accrued and unpaid applicable Taxes of each Group Company, whether or not assessed or disputed. Except as disclosed in Section 3.21 of the Disclosure Schedule, no Group Company has any material actual or potential Liability for any Taxes of any other Person, whether under Section 1.1502-6 of the Treasury Regulations (the “Regulations”) or any comparable or similar provision of Law, as a transferee or successor, pursuant to any contractual obligation, as a withholding agent (other than in connection with payments made to an employee or another service provider for services rendered), or otherwise. No Group Company has made any Tax elections (other than elections which relate solely to matters of accounting, depreciation or amortization) that would have a material effect on any Group Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.

3.22 CFC. Giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements, none of the Group Companies is, or expects to become, a “Controlled Foreign Corporation (CFC)” within the meaning of Section 957 of the Code. For United States tax classification purposes the Company is classified as an association taxable as a corporation pursuant to Section 301.7701-2 of the Regulations. No election has been made under Section 301.7701-3 of the Regulations to treat the Company or any Group Company as a partnership or disregarded entity for United States Tax purposes.

3.23 Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). The Company is not now and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and Section 1.897 2(b) of the Regulations. The Company has filed with the United States Internal Revenue Service all statements, if any, with its United States income Tax returns, which are required under Section 1.897 2(h) of the Regulations.

3.24 Anti-Corruption. None of (i) any Group Company, any Founder or any Founder Entity (ii) any director, officer, employee, Affiliate of any Group Company or any Founder Entity, or (iii) any Person acting on behalf of the foregoing (each of (i), (ii) and (iii) and collectively, a “Company Representative”), is aware of, has taken or will take any action, directly or indirectly, with respect to itself or its operations or any of its investments, or any transaction contemplated by this Agreement and the other Transaction Agreements, in furtherance of any offer, gift, payment, promise to pay or authorization or approval of any Prohibited Payment. For purposes of this Section 3.24, “Prohibited Payment” shall mean any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, (A) directly or indirectly, to or for the use or benefit of any Governmental Official (including to any person while knowing or having reason to know that all or a portion of the payment will be offered, given, or promised to an Governmental Official) for the purpose of influencing any act or decision or omission of any Governmental Official or in order to obtain, retain or direct business to, to secure any improper benefit or advantage, or to induce an Governmental Official to influence or affect any act or decision of any Governmental Authority, (B) that such Company Representative knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, for the aforementioned purposes, or (C) which is otherwise in violation of or having violated the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, the People’s Republic of China Criminal Law, the People’s Republic of China Anti-Unfair Competition Law, or any other applicable anti-bribery or anti-corruption Laws, in each cases as amended from time to time. None of the Company Representatives has accepted any Prohibited Payment. None of the Group Companies or, to the Knowledge of the Warrantors, any of their respective administrators, officers or the Founders has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Laws subject to applicable exceptions and affirmative defenses.

3.25 Brokers or Finders. Except as disclosed in Section 3.25 of the Disclosure Schedule, no Group Company has incurred, and will not incur, directly or indirectly, as a result of any action taken by such Group Company, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement or any of the transactions contemplated hereby or thereby.

3.26 Permits. Except as disclosed in Section 3.26 of the Disclosure Schedule, each Group Company has all material permits, consents, licenses, approval, authorization and any similar authority granted by any Governmental Authority and any other Person necessary for the conduct of its business. No Group Company is in default in any material respect under any of such permits, licenses or other similar authority.

3.27 Corporate Documents. The Memorandum and Articles of Association shall be the effective memorandum and articles of association of the Company immediately upon the Closing. The copy of the minute books of each Group Company provided to the Investors and their counsel contains minutes of all meetings of directors and members or shareholders and all actions by written consent without a meeting by the directors and members or shareholders since the date of inception and accurately reflects in all material respects all actions by the directors (and any committee of directors) and members or shareholders of such Group Company with respect to all transactions referred to in such minutes.

3.28 Environmental and Safety Laws. (a) Each Group Company is and has been in compliance with all Environmental Laws; and (b) there has been no release, or to the Knowledge of each Warrantor, threatened release, of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Group Company. There are no material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments arising out of or in connection with any Group Company’s business as presently conducted and as presently proposed to be conducted.

3.29 Privacy and Personal Data Protection.

(a) Except as disclosed in Section 3.29(a) of the Disclosure Schedule, the Group Companies have (i) duly provided data subjects (including patients and hospitals) with relevant information and notices, which fully and accurately disclose how such Group Company Processes Personal Data and other sensitive data, and (ii) have obtained all rights, licenses, permissions, registrations, notifications and consents from data subjects (including patients and hospitals), in each case required by all applicable Laws to Process Personal Data and other sensitive data to continue the business of any Group Company as presently conducted. Except as disclosed in Section 3.29(a) of the Disclosure Schedule, the Group Companies have maintained in full force and effect such rights, licenses, permissions, registrations, notifications and consents. Except as disclosed in Section 3.29(a) of the Disclosure Schedule, any Processing of Personal Data and other sensitive data by or on behalf of any and all of the Group Companies has been and is in accordance with such rights, licenses, permissions, registrations, notifications and consents. Except when required by applicable Laws or as disclosed in Section 3.29(a) of the Disclosure Schedule, none of the Group Companies is restricted in Processing Personal Data in its possession or under its control. The transactions contemplated by this Agreement or any other Transaction Agreement will not, as of the date of Closing, violate any privacy policies, terms of use, applicable Laws or contractual obligations relating to Processing of any Personal Data or other sensitive data.

(b) The Group Companies (i) are and have been providing and securing sufficient and adequate protection of Personal Data, confidential information, sensitive data, the privacy of the patients, physicians of hospitals, hospitals, including but not limited to the health profile and medical records thereof, from any unlawful or unpermitted use, release, disclosure, display, modification, dissemination, transmission, hacking or other misuse, (ii) are and have been storing, keeping and maintaining the data, including Personal Data and other sensitive data they have collected within the realm of the PRC; (iii) have not retained any Personal Data and other sensitive data for longer than necessary for the Processing of the Personal Data and other sensitive data; (iv) have not exported any data, including Personal Data and other sensitive data, outside of the PRC in violation of any applicable Laws, including any applicable cybersecurity and data protection Law, (v) have never leaked any privacy of the patients, Personal Data and other sensitive data Processed by the Group Companies, and (vi) are and have been complying at all times with applicable Laws in all material aspects.

(c) Each Group Company has complied with all applicable Laws in all material aspects relating to transfer of the Personal Data and other sensitive data to or from third parties (including cross-border transfer). Except as disclosed in Section 3.29 of the Disclosure Schedule, any use of the Personal Data or other sensitive data by the Group Companies and their Service Providers (as defined in the Shareholders’ Agreement) are and have been in compliance with all applicable Laws and the contracts, to which any of such Group Companies is a party, in all material aspects.

3.30 HIPAA Compliance. The Group Companies are and have been operating their business in a way in compliance with HIPAA in all material aspects.

3.31 No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer or other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D promulgated under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) of Regulation D promulgated under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

3.32 Disclosure.

(a) Each Warrantor has made available to the Investors all the information reasonably available to the Warrantors that the Investors have requested for deciding whether to acquire the Shares (including all due diligence requests of the Investors and/or their counsel(s)). Such information includes certain of the Group Companies’ projections describing their proposed business plans. Such business plans were prepared in good faith; however, the Warrantors do not warrant that they will achieve any results projected therein.

(b) No representation or warranty of a Warrantor contained in this Agreement (as qualified by the Disclosure Schedule) and the Disclosure Schedule, and no certificate furnished or to be furnished to Investors at the Closing contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that no Warrantor has delivered to the Investors, nor has any Warrantor been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(c) Each Warrantor has made available to each Investor all relevant information as requested by such Investor with respect to the agreements entered into by the Company and the relevant hospitals and/or offices or departments of hospitals.

3.33 Founders and Founder Entities.

(a) Each Founder Entity is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power and corporate authority required to execute, deliver and perform its obligations under the Transaction Agreements.

(b) All corporate action has been taken, on the part of each Founder Entity and its officers, directors and members or shareholders that is necessary for (i) the authorization, execution and delivery of the Transaction Agreements by such Founder Entity, and (ii) the performance by such Founder Entity of the obligations to be performed by it under the Transaction Agreements. The Transaction Agreements, when executed and delivered by the Group Companies, shall constitute valid and legally binding obligations of each Founder Entity, enforceable against such Founder Entity in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (C) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable U.S. federal, state or foreign securities laws.

(c) There are no outstanding loans, amounts payable or any other Liabilities between any Group Company and any Founder or Founder Entity. None of the Founders and their respective Affiliates has, may have or may claim to have any claims, obligations or Liabilities against any Group Company.

3.34 System Security.

(a) Each of the Group Companies lawfully owns, leases or obtains a license to use all Systems that are currently deployed in the operation of its business and will immediately retain such rights for the use of Systems that will be deployed after the Closing. None of the Group Companies is in breach of any of contracts or applicable Laws relating to the Systems. The Systems are reasonably sufficient for the existing and expected needs of the Group Companies, are in satisfactory working order, and have been properly maintained by technically competent personnel, and in the last twelve (12) months immediately prior to the Closing, there has not been, in relation to the Systems (or any elements thereof), any: (i) failures, breakdowns, performance disruptions, or interruptions of any of the Systems; or (ii) Security Breaches, which have had a Material Adverse Effect on any of the Group Companies or caused material disruption, interruption or loss to the Group Companies.

(b) All of the Group Companies have applied all security patches available for the Systems on a timely basis. The Group Companies have (i) implemented and maintained an information security program that (A) is comprised of reasonable organizational, physical, administrative, and technical safeguards designed to (x) protect the security, confidentiality, integrity and availability of the Systems, including all Personal Data and other sensitive data Processed thereby, and (y) prevent the Systems (and data therein) from being affected by a Security Breach, (B) is subject to the responsibility and oversight of the directors and executive officers of the Group Companies, and (C) is in accordance with applicable Laws and best industry practices in each relevant jurisdiction, and (ii) has taken all commercially reasonable steps to implement such information security program, including through regular training, auditing, review, and remediation in accordance with best industry information security practices and through the use of competent internal or external data security personnel or consultants. Each Group Company has taken commercially reasonable steps to provide for the backup and recovery of data and information and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Each Group Company has implemented reasonable procedures to protect the Systems from all “back doors,” “Trojan horses,” “worms,” “drop dead services,” “viruses” and other software that permit unauthorized use of, access to or disablement of any software, data or Systems. The Group Companies have not experienced any material unpermitted intrusions or been adversely affected by and denial-of-service attacks.

(c) There have been no material incidents of (i) Security Breaches or (ii) unauthorized access or unauthorized use of any Group Company’s Systems necessary for the operations of any Group Company’s business, and no Group Company has been required by any Governmental Authority to notify any third party of any Security Breach. No Group Company has received a written notice (including any enforcement notice), letter or complaint from a Governmental Authority or any other third party alleging breach by it of any applicable Laws. No third party has been awarded compensation by a Governmental Authority or by a court of law from any Group Company under any applicable Laws. No request has been made by a third party to, or order has been made by a Governmental Authority or a court of law against, any Group Company for access to, the rectification, blocking, erasure or destruction of any Personal Data under any applicable Laws.

3.35 Restructuring Documents.

(a) Each Restructuring Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms.

(b) The execution and delivery by each party named in each Restructuring Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect at the date hereof, or any contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any indebtedness or other Liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company.

(c) All consents required in connection with the Restructuring Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(d) Each Restructuring Document is in full force and effect and no party to any Restructuring Document is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Document. None of the parties to any Restructuring Document has sent or received any communication regarding termination of or intention not to renew any Restructuring Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

3.36 Insurance.

(a) Except as disclosed in Section 3.36(a) of the Disclosure Schedule, each insurable asset of each Group Company has at all material times been and is as of the date of this Agreement and the date of the Closing insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by the relevant Group Company.

(b) Except as disclosed in Section 3.36(b) of the Disclosure Schedule, each current insurance and indemnity policy in respect of which each Group Company has an interest is valid and enforceable, and all premiums which are due and payable have been paid.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor hereby represents and warrants to the Group Companies, in respect of itself, as of the date hereof, severally and not jointly, as follows:

4.1 Authorization. Such Investor has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Investor is a party, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable U.S. federal, state or non-U.S. securities laws.

4.2 Disclosure of Information. Such Investor has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Shares with the Group Companies’ management. Nothing in this Section 4.2, including the foregoing sentence, limits or modifies the representations and warranties of the Warrantors in Section 3 hereof or the right of the Investors to rely thereon or the remedies available to the Investors.

5. CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT CLOSING. The obligations of each Subscriber to purchase its portion of the Purchased Shares, or each Option Holder to purchase its portion of the registered capital of the JV Entity at the Closing are subject to the fulfillment to the satisfaction of such Investor, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by such Investor:

5.1 Representations and Warranties. The representations and warranties of the Warrantors contained in Section 3 hereof shall be true and complete in all respects as of the Closing (or, if given as of a specific date, as of such date).

5.2 Performance. Each Group Company, each Founder and each Founder Entity shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Compliance Certificate. Mr. Zhang Tianze, a director of the Company, shall have delivered to such Investor at the Closing a certificate certifying that the conditions specified in Section 5 hereof have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with the lawful issuance and sale of the Purchased Shares, the Options and the registered capital of the JV Entity pursuant to this Agreement, the Investment Agreement and the Option Agreements shall have been obtained and effective as of the Closing.

5.5 Laws. The offer and sale of the Purchased Shares to such Subscriber, the offer and sale of the Options and the registered capital of the JV Entity to such Option Holder, pursuant to this Agreement, the Investment Agreement, and the Option Agreements, shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable Laws.

5.6 No Litigation; No Material Adverse Effect. No Action shall have been threatened or instituted against any Warrantor or any Investor seeking to enjoin, challenge the validity of, or assert any Liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Agreements. There shall not have occurred any Material Adverse Effect or any events or circumstances which would reasonably be expected to result in a Material Adverse Effect.

5.7 Opinions of Company Counsels. Such Investor shall have received from the Company’s Cayman Islands counsel to be engaged prior to the Closing, an opinion dated as of the Closing, in a form reasonably satisfactory to such Investor.

5.8 Shareholders’ Agreement. Each Group Company and each other member of the Company named as a party thereto (other than such Investor) shall have executed and delivered the Fourth Amended and Restated Shareholders’ Agreement to such Investor.

5.9 Memorandum and Articles of Association. The Fifth Amended and Restated Memorandum and Articles of Association shall have been duly adopted by the members of the Company and shall become effective subject to and contingent as of the Closing.

5.10 Transaction Agreements. Each of the parties to the Transaction Agreements, other than such Investor, shall have executed and delivered such Transaction Agreements to such Investor.

5.11 Chairman’s Certificate. The chairman of the Board shall have delivered to such Investor at the Closing a certificate certifying as to the truth and correctness as of the Closing of (a) the Memorandum and Articles of Association; (b) the resolutions of the Board approving the Memorandum and Articles of Association, the Transaction Agreements, and the transactions provided for therein, and any other necessary matters; and (c) resolutions of the members of the Company approving the Memorandum and Articles of Association and any other necessary matters.

5.12 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Transaction Agreements that are required to be completed on or before the Closing and all documents incident thereto shall have been completed as of the Closing and shall be reasonably satisfactory in form and substance to each Investor, whereby the pre-emptive rights of the existing shareholders under the Section 4 of the Third Amended and Restated Shareholders’ Agreement shall have been duly waived, and each Investor (or its counsel) shall have received all certified or other copies of such documents as reasonably requested. Such documents shall include a certificate of good standing certificate issued by the Registrar of Companies of the Cayman Islands, dated no earlier than thirty (30) Business Days prior to the date hereof.

5.13 Confidential Information and Invention Assignment Agreements. On or prior to the Closing, each of the Founders and Key Employees shall have entered into a confidential information and invention assignment agreement (which includes a non-compete provision) in the Company’s standard form to the satisfaction of such Investor.

5.14 Amendment to Series D Purchase Agreement. The Company, the Investors (as defined in the Series D Purchase Agreement) and certain other parties named therein shall have entered into an Amendment to Series D Purchase Agreement, under which (i) Section 7.11(f) shall be inserted in the Series D Purchase Agreement as Section 7.11(g), (ii) Section 7.14 of the Series D Purchase Agreement shall be deleted in its entirety, (iii) Section 7.16 of the Series D Purchase Agreement shall be deleted in its entirety and replaced with Setion 7.14 hereof, and (iv) Section 7.19 of the Series D Purchase Agreement shall be deleted in its entirety and replaced with Setion 7.18 hereof.

5.15 Due Diligence. Such Investor shall have completed business, legal and financial due diligence investigation of the Group Companies.

5.16 Budget. The Company shall have provided a financial budget of the Group Companies to such Investor in reasonable details for the next twelve (12) months from the Closing.

6. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to sell Purchased Shares (as applicable) or issue the Options (as applicable) to each Investor at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions of such Investor, unless otherwise waived in writing by the Company.

6.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 4 hereof shall be true and complete in all respects as of the Closing.

6.2 Performance. Such Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Transaction Agreements. Such Investor shall have executed and delivered the Shareholders’ Agreement and other Transaction Agreements to which it is a party.

7. COVENANTS.

7.1 Use of Proceeds. The Company will use the proceeds from the transactions contemplated by the Transaction Agreements (the “Proceeds”) for and only for business expansion and working capital of the Group Companies and the acquisition of Caradigm (the “Caradigm Acquisition”), provided that, (i) the Caradigm Acquisition as well as the definitive acquisition documents thereof shall have been duly approved in accordance with the Shareholders’ Agreement and the Memorandum and Articles (which approval for the avoidance of doubt shall be separate and independent from the approval granted for the transactions completed hereunder); and (ii) all conditions precedent to the Caradigm Acquisition contained in the definitive acquisition documents have been satisfied or waived in accordance with terms thereof. Unless otherwise agreed to in writing by the Board (including the affirmative votes of all the Preference Directors) or contemplated in the Transaction Agreements, no such Proceeds shall be used (i) in the purchase of any securities, (ii) in the investment of any entities other than any Group Company, or (iii) in the repurchase or cancellation of securities held by any shareholders of the Company.

7.2 Availability of Shares. The Company hereby covenants that at all times there shall be made available, free of any encumbrances, for issuance and delivery upon conversion of the Purchased Shares, such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

7.3 Business of the Company and the HK Entity. The business of the Company shall be restricted to the holding of shares or equity interest in the HK Entity. The business of the HK Entity shall be restricted to the holding of shares or equity interest in the WFOEs.

7.4 Business Transfer. Upon the request of the Investors and subject to applicable Laws, the Domestic Company shall, and the Founders shall cause the Domestic Company to, use best efforts to transfer its business as then conducted to the WFOEs in a tax and cost efficient way satisfactory to the Investors.

7.5 Filing of the Articles. The Company shall, and the Founders shall cause the Company to, within five (5) Business Days following the Closing, file the Memorandum and Articles of Association with the Registrar of Companies of the Cayman Islands.

7.6 Compliance with Applicable Law. Each of the Group Companies shall, and the Key Founder shall cause each of the Group Companies to, comply with all applicable Laws in all material aspects, including but not limited to applicable PRC Laws relating to privacy, medical records protection, telecommunication business, Intellectual Property, anti-monopoly, Tax, employment, and social welfare and benefits, unless provided otherwise in Sections 7.11 and 7.12 (in which case, the Warrantors shall comply with provisions under those Sections), and obtain and maintain at all times all permits, licenses and any similar authority necessary for the conduct of its business.

7.7 Insurance Coverage. Each of the Group Companies shall use its best efforts to obtain reasonably necessary insurance coverage to protect its business, properties and personnel from potential risks in the daily operation of such Group Company, as determined by the Board (including the affirmative votes of the Preference Directors) in accordance with the Shareholders’ Agreement and the Memorandum and Articles.

7.8 Social Insurance, Housing Fund, Individual Income Tax, Value-Added Tax and Local Levies, Corporate Income Tax and Other Applicable Taxes Compliance. The Founders and each Group Company in the PRC undertake that each such Group Company shall obtain a social insurance registration certificate as required by the PRC Law and shall, following the Closing, fully comply with its obligations to (i) make all necessary social insurance contributions, (ii) make all necessary housing fund contributions, (iii) withhold and pay to the appropriate Governmental Authorities all individual income tax required to be withheld from employees of each such Group Company, (iv) pay to the appropriate Governmental Authorities all the value-added taxes and related surcharges (collectively as “Value-Added Tax and Local Levies”) required to be paid in connection with the products sold or services provided by each such Group Company, (v) pay to the appropriate Governmental Authorities all corporate income tax, (vi) pay to the appropriate Governmental Authorities all other applicable Taxes, and (vii) promptly provide satisfactory evidence of the completion of the foregoing to the Investors upon request. Notwithstanding or concurrent with the foregoing, each Group Company shall satisfy or set aside sufficient funds for all accrued but unpaid obligations with respect to Taxes, including but not limited to unpaid U.S. federal, state and local Tax obligations and unpaid PRC Tax obligations.

7.9 Publicity. Except with the prior written authorization of the Investors, none of the Group Companies shall use, publish or reproduce the name, trademark or logo of such Investor (with respect to Temasek, “Esta”, “Temasek” and “淡马锡”, with respect to NEA, the “New Enterprise Associates,” “NEA,” “恩颐,” and “恩颐投资”; with respect to Long Hill, “Long Hill Capital” and “长岭资本”; and with respect to Cenova, “cenova” and “千骥”; with respect to Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙） ), “IFOF”, “智汇基金”, “Intelligent Fund of Fund”; with respect to CICC, “CICC” and “中金”), or any similar name, trademark and/or logo of such Investor in any of their marketing, advertising or promotional materials or otherwise for any marketing, advertising or promotional purposes.

7.10 Investor Nominee. The Group Companies and the Key Founder undertake to each Investor that, upon request of any Investor after the Closing, (i) the Founders shall (and the Founders shall procure Peng TANG (汤鹏) to), as long as they hold any equity interest in the Domestic Company (collectively, the “Domestic Company Holders”), and the Warrantors shall cause the Domestic Company Holders to, transfer on a pro rata basis in proportion to their respective equity interest in the Domestic Company for free to a nominee appointed by such Investor (the “Investor Nominee”) such percentage of the equity interest in the Domestic Company beneficially held by the Domestic Company Holders that is equal to the percentage of the Company’s outstanding Ordinary Shares then held by such Investor on an as-converted basis, as soon as practicable and in any event within thirty (30) Business Days upon request from such Investor, (ii) the Warrantors shall cause to be made any filing with the competent local office of Beijing Administration for Industry and Commerce to reflect the Investor Nominee’s equity interest in the Domestic Company, (iii) the Warrantors shall cause to be delivered to such Investor the original copies of the updated articles of association, register of members and certificates of capital contribution of the Domestic Company reflecting the foregoing transfer of equity interest of the Domestic Company. Each of the Investors hereby covenants that, as long as the Investor Nominee appointed by it holds equity interest in the Domestic Company pursuant to this Section 7.10, it shall (i) cause such Investor Nominee to execute and deliver the applicable Restructuring Documents in the form executed and delivered by other shareholders of the Domestic Company, (ii) in case its shareholding percentage in the Company (on an as-converted basis) decreases after the acquisition of the equity interest of the Domestic Company by such Investor Nominee, cause such Investor Nominee to transfer such portion of the equity interest back to the Domestic Company Holders for free to correctly reflect the decrease. The Warrantors shall cause the Domestic Company Holders, and the Investors shall cause their Investor Nominees (if any), to duly and punctually perform and observe this Section 7.10. Without prejudicing the generality of the foregoing, the Warrantors shall cause the Domestic Company Holders, and the Investors shall cause their respective Investor Nominees (if any), (x) to amend the applicable Restructuring Documents to reflect the change to the shareholding of the Domestic Company, and (y) to duly register the pledge of equity interest under the revised Restructuring Documents with the competent local office of Beijing Administration for Industry and Commerce, in each case of (x) and (y), with the proof documents being delivered to the relevant Investors, within three (3) months after the completion of the aforesaid transfer of equity interest.

7.11 Business Contracts of the Group Companies. Unless agreed otherwise in writing by the Board (including affirmative votes of the Preference Directors) in accordance with the Shareholders’ Agreement and the Memorandum and Articles, the Group Companies shall, and the Key Founder shall procure the Group Companies to, after the Closing:

(a) use their commercially reasonable efforts to re-enter into the business contracts executed, and enter into any business contract to be executed, with the hospital rather than any department or office of any hospital;

(b) amend the business contracts executed, and to be executed, between any Group Company and a hospital (or any department or office of any hospital), in the form and substance to the reasonable satisfaction of the Investors, setting forth among others, (i) such Group Company is authorized by such hospital to use any statistical and non-personally identifiable data processed from the medical records by such Group Company in accordance with applicable Laws and without infringement of the rights of such hospital and; (ii) such hospital shall covenant to perform such business contract in compliance with all applicable Laws; and

(c) amend the business contracts executed between any Group Company and a pharmaceutical company, in the form and substance to the reasonable satisfaction of the Investors, setting forth among others, such that in no event shall such Group Company’s Liability for any cause arising out of or related to such business contract, exceed the fees paid by the pharmaceutical company to such Group Company under such business contract;

(d) use their best efforts to enter into supplementary agreements with patients who have signed the receipts for “Discharged Patients Recovery Follow-up System” (“出院患者康复随访系统”回执卡), and enter into an agreement with each and every patient from whom the Group Companies collect data, in the form and substance to the reasonable satisfaction of the Investors, setting forth among others, such patient’s acknowledgment and agreement that the Group Companies are authorized to analyze, use, Process and commercialize the data collected from such patient;

(e) use their best efforts to ensure that the agreements and documents between the hospitals and patients shall include the patients’ consents and/or authorizations regarding the provisions of medical records by the hospitals to the Group Companies and the collection, analysis and Processing of medical records by the Group Companies; and

(f) take all necessary and desirable actions to ensure that the Qualified Medical Record Ratio shall be at least 75% by December 31, 2020, or if the foregoing is not reasonably practicable, use their best efforts to adopt and implement alternative measures related to collection and use of medical records by the Group Companies, as mutually agreed by the Company, on one hand, and Series D+ Preference Majority (as defined in the Shareholders’ Agreement), on the other hand. For the purpose of this Agreement, “Qualified Medical Record Ratio” shall mean a fraction, the numerator of which is the aggregate number of medical records that are collected by a Group Company pursuant to a duly executed agreement between a Group Company and a hospital (as a legal person recognized by PRC Law), authorizing the Group Companies further and recurrent commercial use of the data in such medical records in a desensitized form; and the denominator of which is the aggregate number of all medical records collected or used by the Group Companies other than such medical records as agreed by the Company, on one hand, and the holders of a majority of the then issued and outstanding Series D+ Preference Shares, on the other hand.

7.12 Code of Data Classification Management and Conduct. The Group Companies shall, and the Warrantors shall procure the Group Companies shall, operate their business in a way in compliance with the duly adopted internal Code of Data Classification Management and Conduct, and shall use their commercially reasonable efforts to promote enactment of new legislations for more detailed rules, guidance or policies in relation to collection, process and commercialization of Internet healthcare data.

7.13 Personal Data Processing and Privacy Protection.

(a) Notwithstanding Section 7.11 hereof, following the date of Closing, the Group Companies shall and the Key Founder shall procure the Group Companies to obtain and procure their Service Providers to obtain all rights, licenses, permissions, and consents from data subjects (including patients and hospitals) required by all applicable Laws to Process Personal Data and other sensitive data to continue the business of any Group Company as presently conducted and as presently proposed to be conducted. The Group Companies shall and the Key Founder shall procure the Group Companies to ensure that following the date of Closing, all of the Group Companies will be entitled to continue Processing Personal Data and other sensitive data that have been in their possession or under their control prior to the date of Closing, in compliance with all applicable Laws.

(b) The Group Companies shall, and the Key Founder shall procure the Group Companies to, (i) protect the privacy of the patients and protect Personal Data and other sensitive data from loss, theft, unauthorized access, misappropriation, modification, disclosure or other misuse, and (ii) comply with all applicable Laws and contractual obligations in all material aspects related to Personal Data protection, information security, network security and protection of the privacy of the patients. Any use of the Personal Data and other sensitive data by the Group Companies and their Service Providers shall be in compliance with all applicable Laws and contracts, to which any of such Group Companies is a party, in all material aspects.

(c) The Group Companies shall (i) maintain a rigorous information security and privacy program that establishes reasonable and appropriate measures to protect the privacy, confidentiality, integrity and security of all Personal Data and other sensitive data against any Security Breach, (ii) maintain a well-documented information security and privacy policy that fully and accurately describes how the Group Companies Process Personal Data and other sensitive data, and (iii) use reasonable efforts to inform all employees, agents, contractors and consultants who Process Personal Data or other sensitive data for and on behalf of any the of Group Companies of the privacy and information security policies regarding the Processing of Personal Data and other sensitive data, and ensure their compliance in all material aspects with such policies.

(d) If any of the Group Companies commissions a third party to Process Personal Data or other sensitive data for and on its behalf, the Group Company shall and the Key Founder shall procure the Group Company to enter into written agreements that require the third party to (i) take reasonable steps to protect and safeguard Personal Data and other sensitive data from loss, theft, unauthorized access, misappropriation, modification, disclosure or other misuse, (ii) retain Personal Data and other sensitive data for only for a period that is reasonably required to satisfy the relevant business purposes, (iii) maintain a rigorous information security and privacy program that establishes reasonable and appropriate measures to protect the privacy, confidentiality, integrity and security of all Personal Data and other sensitive data against any Security Breach, (iv) maintain a well-documented information security and privacy policy that fully and accurately describes how the third party Processes Personal Data, and (v) comply at all times with applicable Laws in all material aspects.

7.14 Compliance with Restructuring Documents.

(a) As soon as practicable after the Closing, and in any event within thirty (30) days after the Closing, the WFOE I, the Tianjin Subsidiary and the Domestic Company shall, and the Warrantors shall procure the WFOE I, the Tianjin Subsidiary and the Domestic Company to, duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under the Tianjin Restructuring Documents among the WFOE I, the Tianjin Subsidiary and the Domestic Company.

(b) As soon as practicable after the Closing, and in any event within sixty (60) days after the Closing, the WFOE I, the Houpu Subsidiary and the Domestic Company shall, and the Warrantors shall procure the WFOE I, the Houpu Subsidiary and the Domestic Company to, duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under the Houpu Restructuring Documents among the WFOE I, the Houpu Subsidiary and the Domestic Company.

(c) As soon as practicable after the Closing, and in any event within sixty (60) days after the Closing, the WFOE I, the Ningxia Subsidiary and the Domestic Company shall, and the Warrantors shall procure the WFOE I, the Ningxia Subsidiary and the Domestic Company to, duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under the Ningxia Restructuring Documents among the WFOE I, the Ningxia Subsidiary and the Domestic Company.

(d) As soon as practicable after the Closing, and in any event within sixty (60) days after the Closing, the WFOE I, the Real World and the Domestic Company shall, and the Warrantors shall procure the WFOE I, the Real World and the Domestic Company to, duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under the Real World Restructuring Documents among the WFOE I, the Real World and the Domestic Company.

(e) As soon as practicable after the Closing, and in any event within one hundred and twenty (120) days after the Closing, the WFOE I, the JV Entity and the Option Holders shall, and the Warrantors shall procure the WFOE I, the JV Entity and the Option Holders to, duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under the JV Restructuring Documents among the WFOE I, the JV Entity and the Option Holders.

(f) As soon as practicable after the Closing, upon request of any Preference Director, within sixty (60) days thereafter, any Group Company incorporated under the Laws of the PRC (other than the Domestic Company, the Tianjin Subsidiary, the Houpu Subsidiary, the Ningxia Subsidiary, the Real World and the JV Entity) shall, and the other Warrantors shall procure such Group Company, to enter into a series of documents in form and substance substantially the same as the Restructuring Documents, and duly register with the applicable PRC Governmental Authority of the equity interest pledges contemplated under such documents.

7.15 Tax Indemnity. The Warrantors shall jointly and severally indemnify the Investors against any and all losses, Liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred) resulting from any claim of Taxes (including, without limitation, those resulting from cancellation or reclamation of Tax benefits of any kind relating to the Group Companies, any Taxes, Tax penalties and late payment interests) arising from an event that occurred or is deemed to have occurred prior to the Closing.

7.16 Capital Contribution of the WFOE I. Notwithstanding any other provision to the contrary in any Transaction Agreement, the Company shall inject substantially all of the Purchase Price into the registered capital of the WFOE I (the “WFOE Capital Injection Amount”). Each of the Warrantors, jointly and severally, agrees that (i) in the event of a subsequent sale of Shares in the Company by any Subscriber, such Subscriber shall be entitled to apply the pro rata portion of the WFOE Capital Injection Amount to such Subscriber’s indirect basis in the equity (or equity cost) of the WFOE I with respect to any Tax filing, Tax position and other communication with the relevant PRC Tax authorities for purposes of determining any income tax, capital gains tax or any other Tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s Shares, and (ii) it shall use its commercially reasonable efforts to not take any position that is inconsistent with (or would otherwise adversely impact the credibility of) clause (i) above in its filings or other communications with the relevant PRC Tax authorities. Notwithstanding anything to the contrary herein, the Company shall indemnify the Subscribers against all Taxes or duties, in connection with any Subscriber’s sale of its respective Purchased Shares, levied on such Subscriber by the relevant PRC Tax authorities as the result of the Tax base for such Purchased Shares determined by the relevant PRC Tax authorities being less than such Subscriber’s applicable purchase prices set forth opposite each Subscriber’s names in Schedule B attached hereto for such Purchased Shares due to the Company’s failure to inject the WFOE Capital Injection Amount into the registered capital of the WFOE I.

7.17 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

7.18 Trademark Registration. As soon as practicable after the Closing, and in any event no later than six (6) months after the Closing, the Company shall, and the Warrantors shall procure the Company to complete the trademark registration for “邻客医生” under the Categories 9, 35, and 42 with the competent trademark office in the PRC.

7.19 Filing of Lease Agreements. As soon as practicable after the Closing, and in any event no later than the date as approved by the Board (including the affirmative votes of the Preference Directors) in accordance with the Shareholders’ Agreement and the Memorandum and Articles, the Company and the Founders shall use commercially reasonable efforts to file the lease agreements of any Group Company with the relevant real property administration authorities in the PRC.

7.20 Patient Follow-up. The Group Companies shall, and the Key Founder shall procure the Group Companies to, take all necessary and desirable actions to ensure that as of the date of the Closing and at any time thereafter, at least 80% of the patients followed-up shall have given their informed consent to the Group Companies for further and recurrent commercial use of the personal data collected from such patients, in each case, in accordance with applicable PRC Laws (either by executed consent form or verbal confirmation on a recorded call between the Group Companies’ representatives and such patients). For the purpose of this Section 7.20, “patients followed-up” shall mean patients who have received at least one successful follow-up interviews by representatives of the Group Companies since the date hereof.

7.21 Liquidation of Zhengze Entities. As soon as practicable after the Closing, and in any event no later than three (3) months after the Closing, Zhengze Entities shall, and the other Warrantors shall procure the Zhengze Entities shall, be liquidated in accordance with applicable Laws.

7.22 Liquidation of Certain DTP Companies. As soon as practicable after the Closing, Nanjing Linke Biotechnology Co., Ltd. (南京邻客生物科技有限公司), Nanjing Linke Health Management Co., Ltd. (南京邻客健康管理有限公司) and Lanzhou Linked Clinic (兰州邻客诊所) shall, and the other Warrantors shall procure the foregoing companies shall, be liquidated in accordance with applicable Laws.

7.23 List of Enterprises with Abnormal Operations. As soon as practicable after the Closing, the Lingce Subsidiary shall, and the other Warrantors shall procure that Lingce Subsidiary shall, be removed from the list of enterprises with abnormal operations.

7.24 Recordation of Practice in Multiple Medical Institutions. As soon as practicable after the Closing, and in any event no later than three (3) months after the Closing, the Warrantors shall cause any medical doctor who practices at any clinic of the Linke Subsidiary to apply for and obtain the recordation of practice in multiple medical institutions from the competent health administration authorities.

7.25 Online Publishing Service License. As soon as practicable after the Closing, Kuaima Subsidiary shall, and the other Warrantors shall cause Kuaima Subsidiary to, apply for and obtain the Online Publishing Service License (“网络出版服务许可证” in Chinese) in respect of the business of Kuaima Subsidiary from the competent Governmental Authority.

7.26 Practicing License for a Medical Institution. As soon as practicable after the Closing but in no event later than three (3) months after the Closing, Ningxia Subsidiary shall, and the other Warrantors shall cause Ningxia Subsidiary to, obtain the renewed Practicing License for a Medical Institution (“医疗机构执业许可证” in Chinese).

7.27 Additional Covenants.

(a) Except as required by this Agreement or contemplated by other Transaction Agreements, between the date of this Agreement and the Closing, each of the Group Companies shall (and the Warrantors shall cause each of the Group Companies to) (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and contracts and agreements in material aspects, (ii) pay or perform its debts, Taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (iv) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (v) otherwise periodically report to the Investors concerning the status of its business, operations and finance, and (vi) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investor to be satisfied.

(b) Except as required by this Agreement or contemplated by other Transaction Agreements, between the date of this Agreement and the Closing, none of the Group Companies shall (and the Warrantors shall not permit any of the Group Companies to) (i) take any action that would make any representation and warranty of the Company inaccurate at the Closing, (ii) waive, release or assign any material right or claim, (iii) take any action that would reasonably be expected to materially impair the value of the Group Companies, (iv) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (v) issue, sell, or grant any equity security unless otherwise pursuant to the Transaction Agreements, (vi) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (vii) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee any indebtedness of any Person unless otherwise pursuant to the Transaction Agreements, or (viii) authorize, approve or agree to any of the foregoing. If at any time before the Closing, any of the Warrantors comes to know of any material fact or event which:

(1) is in any way materially inconsistent with any of the representations and warranties given by each Warrantor, subject to any qualification by the Disclosure Schedule,

(2) suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(3) might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Warrantor shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable Law, provided, that, if (i) the event described in (1), (2) or (3) above would not, result or reasonably be expected to result, in a Material Adverse Effect, and (ii) in each case such event is curable within reasonable period time, then this Agreement may not be terminated under this Section 7.27. If this Agreement is terminated in the event of (1) or (2) above, or in the event of (3) above when such fact or event is caused by the Company, solely in the event of fraud or gross negligence by any Warrantor, each Warrantor shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of the Transaction Agreements.

8. CURE OF BREACHES; INDEMNITY.

8.1 Irrespective of any information available to or knowledge of the Investors, in the event of: (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Agreements; (b) any breach or violation by the Warrantors of any covenant or agreement contained herein or any of the other Transaction Agreements; (c) any breach or non-performance by the Company of its obligations under the Memorandum and Articles of Association; or (d) any regulatory or law enforcement action by any applicable regulators or law enforcement authority against any of the Group Company in connection with the matters resulting in the Founders and the Group Companies being required to make the payments under Section 7.8 herein (each of (a), (b), (c) or (d), a “Breach”), the Warrantors shall cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Investors. Notwithstanding the foregoing, the Warrantors shall also, jointly and severally, indemnify the Investors and their respective Affiliates, limited partners, members, stockholders, employees, agents, representatives, assignees and transferees (each, an “Indemnitee”) for any and all losses, Liabilities, damages, Liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees resulting from, or arising out of, or due to, directly or indirectly, any Breach (each individually an “Indemnifiable Loss,” and collectively the “Indemnifiable Losses”).

8.2 Subject to Section 8.5 hereunder, the rights to indemnification set forth in this Section 8 are in addition to, and not in limitation of, all rights and remedies to which the Investors may be entitled including without limitation specific performance.

8.3 Notwithstanding any other provision herein and notwithstanding whether or not as disclosed in the Disclosure Schedule, the Warrantors shall, jointly and severally, indemnify and keep indemnified the Indemnitees and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or in connection with, or due to, directly, (i) any claim for Tax which has been made or may hereafter be made against any Group Company wholly or partly in respect of or in consequence of any event (including without limitation any restructuring) occurring (whether before, on or after the Closing) or any income, profits or gains earned, accrued or received by any Group Company on or before or after the Closing and any reasonable costs, fees or expenses incurred and other Liabilities which any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for Tax, any legal proceedings in which any Group Company claims in respect of the claim for Tax and in which an arbitration award or judgment is given for any Group Company and the enforcement of any such arbitration award or judgment whether or not such Tax is chargeable against or attributable to any other Person; provided, however, that the Warrantors shall be under no Liability in respect of Taxes that is promptly cured; or to the extent that the Liability arises as a result only of a provision or reserve in respect of the Liability made being insufficient by reason of any increase in rates of Tax announced after the Closing with retrospective effect; (ii) any absence or deficiency in its payment of social insurance contributions and/or housing fund by any Group Company for its staff members, whether such absence or deficiency occurring before or after the Closing; (iii) any failure by any Warrantor to comply with any applicable Laws regarding the administration of medical records of the patients, excluding the PRC Entity(ies) has entered into certain business contracts with the departments or offices of the hospitals rather than hospitals (the foregoing matter shall be corrected pursuant to Section 7.11 hereof); (iv) notwithstanding anything to the contrary, any failure to obtain the approvals from the patients, hospitals, doctors from whom the Group Companies collected, processed and used the medical records before or/and after the Closing, in the event of any breach or violation by the Group Companies and the Key Founder of any covenant or agreement contained in Section 7.12, (v) any leak of the data from the medical records or other information collected, processed and/or used by the Group Companies which has a Material Adverse Effect, and/or (vi) any breach or violation by the Group Companies and the Key Founder of any covenant or agreement contained in Section 7.11 and/or 7.13.

8.4 If an Investor or other Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 8, it shall give reasonably prompt notice thereof to the Warrantors and the other Investors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Section 8, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by one Warrantor acting on behalf of the other Warrantors, which consent shall not be unreasonably withheld. Any dispute related to this Section 8 shall be resolved pursuant to Section 9.19 hereof.

8.5 Notwithstanding anything to the contrary herein,

(a) the maximum aggregate monetary Liability of the Founders and the Founder Entities towards each Investor and its respective Indemnitees under this Agreement shall be limited to the applicable Purchase Price or Investment Amount actually paid by such Investor, as the case may be;

(b) any of the Founders and his or her Founder Entity, absent fraud, intentional misrepresentation or willful misconduct by them, may elect to satisfy the entirety of their obligations under this Section 8 by transferring the Ordinary Shares of the Company in whole or in part directly or indirectly held by them to the Indemnitee(s) at no consideration. If such Founder and its Founder Entity elect to satisfy their entire obligations under this Section 8 by transferring the Ordinary Shares of the Company to the Indemnitee(s) at no consideration, in no event shall the assets of such Founder and the Founder Entity (other than the Ordinary Shares of the Company directly or indirectly held by them) be used to indemnify any Indemnifiable Losses of the Indemnitee(s). In computing the number of such Ordinary Shares to be transferred hereunder, the value of such Ordinary Shares shall be the fair market value thereof at the time of the indemnification claim as determined in good faith by the Board (including the affirmative votes of the Preference Directors) in accordance with the Shareholders’ Agreement and the Memorandum and Articles;

(c) the Founders (other than the Key Founder) shall not be liable, either severally or jointly with the Key Founder or any Group Company, solely for any breach of or non-compliance with any provisions under Sections 7.6, 7.11, 7.12, 7.13 and 7.17 by the Key Founder and/or any Group Companies or any Indemnifiable Losses under Section 8.3(iii) to Section 8.3(vi).

9. GENERAL PROVISIONS.

9.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Group Companies and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors or the Group Companies.

9.2 FIRPTA Notice. The Company shall provide prompt notice to the Investors following any “determination date” (as defined in Section 1.897-2(c)(1) of the Regulations) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by an Investor, the Company shall provide such Investor with a written statement informing the Investor whether its interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Section 1.897-2(h)(1) of the Regulations or any successor regulation, and the Company shall provide timely notice to the United States Internal Revenue Service, in accordance with and to the extent required by Section 1.897-2(h)(2) of the Regulations or any successor regulation, that such statement has been made. The Company’s written statement to an Investor shall be delivered to the Investor within 10 days of such Investor’s written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s shares may be regularly traded on an established securities market or the fact that there is no preference share then outstanding.

9.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by any Investor to any Affiliate of such Investor. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors.

9.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.

9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of Hong Kong as such Laws are applied to agreements between Hong Kong residents entered into and to be performed within Hong Kong.

9.6 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.8 Notices. Except as may be otherwise provided herein, all notices and other communications given, delivered or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered or made upon the earliest of actual receipt of: (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) Business Day after deposit with an internationally-recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses, facsimile numbers or emails as set forth on Schedule F. If no facsimile number or email is listed for a party, notices and communications given, delivered or made by facsimile or email, as the case may be, shall not be deemed effectively given, delivered or made to such party. If a notice or other communication is sent via an approach other than email, a copy of such notice shall be sent via email to the recipient.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.8, by giving the other parties written notice of the new address in the manner set forth above.

9.9 No Finder’s Fees. Except as disclosed in the Disclosure Schedule, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.10 Exculpation among Investors. Each Investor acknowledges that it is not relying upon any Person other than the Company and its officers and directors in making its investment or decision to invest in the Company. Each Investor hereby waives any claim against, and covenants not to sue, any other Investor or the respective officers, directors, members, partners, agents or employees of any Investor on account of any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated hereby.

9.11 Determination of Fulfillment of the Closing Conditions. The Investors’ respective obligations, undertakings, warranties, representations and Liabilities under this Agreement are several not joint. In the event that an Investor fails to or decides not to close the purchase and sale of the applicable Purchased Shares, the other Investors may elect at their own discretion to proceed or not to proceed with the Closing, provided that if the conditions as set forth in Section 5 have been completed to the satisfaction of Temasek and Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙） ) , the other Investors shall agree with the fact that all the conditions as set forth in Section 5 have been completed, unless such condition specifically applies to a particular Investor.

9.12 Fees and Expenses. Unless otherwise stated in this Agreement, each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby. If the Closing occurs, or fails to occur for any reasons that is solely attributable to the Company and the Founders, the Company shall promptly pay or reimburse all expenses and costs of counsel, accountants, consultants, and other advisors to the Investors in connection with the due diligence exercises and the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby within ten (10) Business Days after the earlier of (x) the Closing or (y) the termination date of this Agreement, up to a maximum of US$300,000. The Warrantors acknowledge that the Transaction Agreements will not be executed in, or brought into, the Cayman Islands, and there are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar Taxes or charges now imposed, or which under the present Laws of the Cayman Islands could in the future become imposed, in connection with (i) the execution and delivery of the Transaction Agreements, (ii) the enforcement or admissibility in evidence of the Transaction Agreements, (iii) the issuance by the Company of the Series D+ Preference Shares or the issuance of the Conversion Shares, or (iv) on any payment to be made by the Company, the Investors or any other person pursuant to the Transaction Agreements.

9.13 Amendments and Waivers. Prior to the Closing, this Agreement may be amended only with the prior written consent of each party hereto. Following the Closing, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and each of the Investors. Any amendment or waiver effected in accordance with this Section 9.13 shall be binding upon the Investors and each transferee of the Shares (or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

9.14 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

9.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by Law or otherwise afforded to the parties shall be cumulative and not alternative.

9.16 Entire Agreement. This Agreement, the Memorandum and Articles of Association, the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of confidentiality and non-disclosure agreements entered into prior to the date of this Agreement, and such confidentiality and non-disclosure agreements shall continue in full force and effect until terminated in accordance with its terms contained therein.

9.17 Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

9.18 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant parties, then each party to the dispute that is a company shall nominate one (1) authorized officer as its representative. The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the dispute may begin formal arbitration proceedings to be conducted in accordance with Section 9.18(b) hereof. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 9.18(a) hereof, such dispute shall be referred to and finally settled by arbitration in Hong Kong at the Hong Kong International Arbitration Centre in accordance with Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 9.18(b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Notwithstanding anything in this Agreement or in the HKIAC Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Investor or any of its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.19 No Commitment for Additional Financing. The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares, the Options as well as the registered capital of the JV Entity as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by any Investor or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

9.20 No Negotiation. From the date of this Agreement until the Closing, the Group Companies and the Founders shall deal exclusively with the Investors in connection with any investment in any Group Company or the purchase of any assets from any Group Company, and shall not, and shall cause their respective Affiliates and any Person acting on behalf of them or any of their Affiliates not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person (other than the Investors) relating to the transactions contemplated by this Agreement or any business combination transaction involving any Group Company, including the sale of shares (including in trust), the merger or consolidation of any Group Company, or the sale of all or any material portion of any Group Company’s business or assets, or the license of any material Intellectual Property of any Group Company, or any comparable transaction or other transaction that would be inconsistent with the transactions contemplated by this Agreement. From the date of this Agreement until the Closing, the Group Companies and the Founders shall notify the Investors of any such inquiry or proposal promptly upon receipt or awareness of the same, or the solicitation or initiation any such inquiry or proposal, by any Group Company, Founders, their respective Affiliates, or any Person acting on their behalf.

9.21 Termination. This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Parties, (ii) by the Company with respect to any of the Investors by written notice to such Investor if there has been a material breach or violation of a representation, warranty, covenant or agreement contained in this Agreement on the part of such Investor, and such breach, if curable, has not been cured within fourteen (14) days of such notice, (iii) by any of the Investors with respect to such Investor, by written notice to any of the Warrantors, if there has been a material breach or violation of a representation, warranty, covenant or agreement contained in this Agreement on the part of any of the Warrantors, and such breach, if curable, has not been cured within fourteen (14) days of such notice, or (iv) by any of the Investors with respect to such Investor, or by the Company, in each case, if the Closing fails to occur within ten (10) Business Days after the date hereof, provided that (i) the right to terminate this Agreement under this Section 9.21 shall not be available to any Party if the failure of such Party to fulfill or breach by such Party of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, and (ii) if this Agreement is terminated by any Party pursuant to this Section 9.21, this Agreement will be of no further force or effect with respect to such Party terminating this Agreement, provided that the termination does not affect such Party’s accrued rights and obligations as of such termination, provided, further, that, any such termination shall not affect the rights and obligations of any Party that has not terminated this Agreement (including any Investor’s right to consummate the transactions contemplated herein to the extent such Investor has not terminated this Agreement pursuant to this Section 9.21).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“COMPANY”

LinkDoc Technology Limited

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Director

“HK ENTITY”

LinkDoc Technology HK Limited (零氪科技香港有限公司)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Director

“DOMESTIC COMPANY”

Ling Ke Technology (Beijing) Co., Ltd. (零氪科技（北京）有限公司 ) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“WFOE I”

Ling Ke Information Technology (Beijing) Co., Ltd. (零氪信息技术（北京）有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“TIANJIN SUBSIDIARY”

Ling Ke Technology (Tianjin) Co., Ltd.
(零氪科技（天津）有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“GUANGZHOU SUBSIDIARY”

Ling Ke Medical Intelligent Technology (Guangzhou) Co., Ltd.
(零氪医疗智能科技（广州）有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“NINGXIA SUBSIDIARY”

Yinchuan Ling Ke Medical Internet Co., Ltd.
(银川零氪互联网医院有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“REAL WORLD”

Real World Medical Technology (Beijing) Co., Ltd.
(瑞尔沃德医药科技（北京）有限公司) (seal)

By:	/s/ Liping Li
Name:	Liping Li (李丽平)
Title:	Legal Representative

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“WFOE II”

Ling Ke Investment (Tianjin) Co., Ltd.
(零氪投资（天津）有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“JV ENTITY”

Ling Ke Medical Technology (Tianjin) Co., Ltd.
(零氪医疗科技（天津）有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

“Kuaima Subsidiary”

Beijing Kuaima Hulian Technology Co., Ltd.
(北京快马互联科技有限公司) (seal)

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Legal Representative

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“SUBSCRIBER”

HL Plus Holding I Limited

By:	/s/ Xiangdong Jiang
Name:	Xiangdong Jiang
Title:	Director

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“SUBSCRIBER”

New Enterprise Associates 15, L.P.
By: NEA Partners 15, L.P., its general partner
By: NEA 15 GP, LLC, its general partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer:

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“SUBSCRIBER”

Esta Investments Pte Ltd

By:	/s/ Khoo Shih
Name:	Khoo Shih
Title:	Authorized Signatory

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“OPTION HOLDER”

Shanghai Cenova Kangze Investment Center LL.P (上海千骥康泽投资中心（有限合伙）) (seal)

By:
Name:
Title:

Suzhou Cenova Zekang Investment Center LL.P (上海千骥康泽投资中心（有限合伙）) (seal)

By:
Name:
Title:

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“OPTION HOLDER”

Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限 合伙）) (seal)

By:
Name:
Title:

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“OPTION HOLDER”

CICC Biomedical Fund L.P. (中金启德（厦门）创新生物医药股权投资基金合伙企业（有限合伙） ) (seal)

By:	/s/ Ying Liang
Name:	Ying Liang
Title:	Executive Partner Representative

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“OPTION HOLDER”

Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）） (seal)

By:
Name:
Title:

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

“FOUNDERS” and “FOUNDER ENTITIES”

Tianze Zhang (张天泽)

By:	/s/ Tianze Zhang

Digital Medical Technology Ltd.

By:	/s/ Tianze Zhang
Name:	Tianze Zhang (张天泽)
Title:	Director

Liping Li (李丽平)

By:	/s/ Liping Li

August Health Services Ltd.

By:	/s/ Liping Li
Name:	Liping Li (李丽平)
Title:	Director

Ligang Luo (罗立刚)

By:	/s/ Ligang Luo

Health BigData Technology Limited

By:	/s/ Ligang Luo
Name:	Ligang Luo (罗立刚)
Title:	Director

SIGNATURE PAGE TO

OPTION AND SERIES D+ PREFERENCE SHARES PURCHASE AGREEMENT

Schedule A

Definitions

“Action” shall mean any action, suit, proceeding, arbitration, mediation, complaint, claim, charge or, to the Knowledge of the Warrantors, investigation, in each case, before any court, arbitrator, mediator or governmental body.

“Additional Shares” has the meaning given to that term in Section 2.4 paragraph of this Agreement.

“Additional Subscribers” has the meaning given to that term in Section 2.4 paragraph of this Agreement.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include any Person who holds shares as a nominee for such Investor, and (c) in respect of an Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed or advised by such Investor or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning given to that term in the introductory paragraph of this Agreement.

“Articles of Association of JV Entity” means the Amended and Restated Articles of Association of JV Entity in the form of Exhibit G attached hereto .

“Board” shall mean the board of directors of the Company.

“Breach” has the meaning given to that term in Section 8.1 of this Agreement.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the PRC, the Cayman Islands and Hong Kong.

“Caradigm” shall mean Caradigm (Beijing) Technology Co., Ltd. (恺恩泰（北京）科技有限公司), a limited liability company established under the Laws of the PRC with a registered address at 2-802, 8th Floor, Building 2, No. 13 Courtyard A, Beiyuan Road, Chaoyang District, Beijing, China.

“Caradigm Acquisition” has the meaning given to that term in Section 7.1 of this Agreement.

“Cenova” shall mean Shanghai Cenova Kangze Investment Center LL.P (上海千骥康 泽投资中心（有限合伙）) and Suzhou Cenova Zekang Investment Center LL.P (苏州千骥 泽康投资中心（有限合伙）).

“CICC” shall mean CICC Biomedical Fund L.P. (中金启德（厦门）创新生物医药 股权投资基金合伙企业（有限合伙）).

“Closing” has the meaning given to that term in Section 2.1(a) of this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the United States Internal Revenue Service thereunder.

“Company” has the meaning given to that term in introductory paragraph of this Agreement.

“Control”, with respect to any party, shall have the meaning given to that term in Rule 405 under the Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, or (b) over other members of such party’s immediate family members, or (c) when such party possesses the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, or (d) such party possesses the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person, or power to control the composition of the board of directors or similar governing body of such Person. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” has the meaning given to that term in Section 2.1(a) of this Agreement.

“Disclosure Schedule” shall mean the Disclosure Schedule attached as Exhibit A to this Agreement.

“Disqualification Event” has the meaning given to that term in Section 3.31 of this Agreement.

“Domestic Company” has the meaning given to that term in introductory paragraph of this Agreement.

“Domestic Company Holders” has the meaning given to that term in Section 7.10 of this Agreement.

“Environmental Laws” shall mean any Law or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Plan” shall mean the Company’s equity incentive plan approved by the Board on February 27, 2015, as amended from time to time, pursuant to which, 43,570,953 Ordinary Shares will have been reserved for issuance to officers, directors, employees, consultants or service providers of the Company immediately upon the Closing.

“Equity Securities” shall mean, with respect to a Person eligible to issue Equity Securities under the jurisdiction where it is incorporated, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Financial Statements” has the meaning given to such term in Section 3.17 of this Agreement.

“Financial Statements Date” has the meaning given to such term in Section 3.17 of this Agreement.

“Founder(s)” has the meaning given to such term in introductory paragraph of this Agreement.

“Founder Entity” has the meaning given to such term in introductory paragraph of this Agreement.

“Governmental Authority” shall mean (i) any nation, government, federation, province or state or any other political subdivision thereof, or any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Governmental Authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization, (ii) any public international organization, (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing (i) or (ii) of this definition, or (iv) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in (i), (ii) or (iii) of this definition.

“Governmental Authorizations” has the meaning given to such term in Section 3.7 of this Agreement.

“Governmental Officials” shall mean (i) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (ii) political party officials and candidates for political office; (iii) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (iv) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (v) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Governmental Order” shall mean any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” shall mean the Company and any other direct or indirect Subsidiary of the Company, including, but not limited to, the WFOEs, the HK Entity, the PRC Entities and Beijing Houpu Pharmaceutical Technology Co., Ltd. (北京厚普医药科技有限公司), each of such Group Companies being referred to as a “Group Company.”

“Group Company Intellectual Property” shall mean Intellectual Property that is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Guangzhou Subsidiary” means has the meaning given to that term in introductory paragraph of this Agreement.

“Hazardous Substance” has the meaning given to such term in Section 3.28 of this Agreement.

“Hebei Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“HIPAA” shall mean Health Insurance Portability and Accountability Act promulgated by United States in 1996.

“HK Entity” has the meaning given to that term in introductory paragraph of this Agreement.

“HKIAC Rules” has the meaning given to that term in Section 9.18(b) of this Agreement.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Houpu Restructuring Documents” shall mean the Exclusive Consulting and Service Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement and Shareholders Voting Rights Proxy Agreement entered into on September 4, 2020 by and among the WFOE I, the Domestic Company and the Houpu Subsidiary, each as may be amended from time to time.

“Houpu Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“IFRS” shall mean the applicable International Financial Reporting Standards as published by the International Accounting Standards Board from time to time.

“Indemnifiable Loss” and “Indemnifiable Losses” have the meanings given to those terms in Section 8.1 of this Agreement.

“Indemnitee” has the meaning given to that term in Section 8.1 of this Agreement.

“Intellectual Property” shall mean all registered or unregistered patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes.

“Investment Agreement” has the meaning given to that term in recitals of this Agreement.

“Investment Amount” has the meaning given to that term in recitals of this Agreement.

“Investor” and “Investors” have the meanings given to those terms in introductory paragraph of this Agreement.

“Investor Nominee” has the meaning given to that term in Section 7.10 of this Agreement.

“Issuer Covered Person” has the meaning given to that term in Section 3.31 of this Agreement.

“JV Entity” has the meanings given to those terms in introductory paragraph of this Agreement.

“JV Restructuring Documents” shall mean the Exclusive Consulting and Service Agreement, Exclusive Option Agreement, Equity Pledge Agreement, Shareholders Voting Rights Proxy Agreement and Loan Agreement entered into on September 4, 2020 by and among the WFOE I, each of Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业基金合伙企业（有限合伙）), Cenova, CICC and Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙企业（有限合伙）), and/or the JV Entity, each as may be amended from time to time.

“Key Employees” shall mean the employees as listed in Exhibit B.

“Key Founder” shall mean Tianze Zhang (张天泽).

“Knowledge” shall mean, with respect to a Person’s “Knowledge” about certain fact, the actual knowledge of such Person (or the actual knowledge of such Person’s executive officers and other officers if such Person is an entity), and the knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his/her/its business affairs, including due inquiry of those officers, directors, Key Employees and professional advisers (including attorneys, accountants and consultants) of such Person and Affiliates thereof who would be reasonably expected to be aware of such fact, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such Person has made such due inquiry and due diligence.

“Kuaima Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Law” or “Laws” shall mean any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under U.S. GAAP to be accrued on the financial statements of such Person.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

“Lingbo Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Lingce Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Linke Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Long Hill” shall mean HL Plus Holding I Limited.

“Material Adverse Effect” shall mean any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or Liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Agreements, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Agreements against any Group Company or Founder.

“Material Agreement” has the meaning given to that term in Section 3.12(a) of this Agreement.

“MBK Director” has the meaning given to that term in the Shareholders’ Agreement.

“Memorandum and Articles of Association” has the meaning given to that term in Section 2.01(a) of this Agreement.

“NEA” shall mean New Enterprise Associates 15, L.P

“Ningxia Restructuring Documents” shall mean the Exclusive Consulting and Service Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement and Shareholders Voting Rights Proxy Agreement entered into on September 4, 2020 by and among the WFOE I, the Domestic Company and the Ningxia Subsidiary, each as may be amended from time to time.

“Ningxia Subsidiary” means has the meaning given to that term in introductory paragraph of this Agreement.

“ODI Approvals” means all necessary approvals, filings or registrations with the Governmental Authorities in the PRC in connection with the purchase of the Additional Shares by the Additional Subscribers, including the approvals from competent authorities in charge of the overseas investment by PRC entities and the registrations with competent SAFE office or banks.

“Option(s)” have the meaning given to that term in Section 2.2 of this Agreement.

“Option Agreements” have the meaning given to that term in Section 2.2 of this Agreement.

“Option Holder(s)” has the meanings given to those terms in introductory paragraph of this Agreement.

“Ordinary Shares” has the meaning given to that term in Section 2.1(a) of this Agreement.

“Real World” means has the meaning given to that term in introductory paragraph of this Agreement.

“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Personal Data” shall mean any data or information in any media (including a browser or a device) that is linked to the identity of a particular natural person and any other data or information that constitutes personal data or personal information under any applicable Law or any Group Company’s privacy policies. For the avoidance of doubt, Personal Data includes a natural person’s combined first and last name, home address, telephone number, fax number, email address, medical record number or other Governmental Authority-issued identifier (including state identification number, tax identification number, social security number, driver’s license number, or passport number), precise geolocation information of a natural person, biometric data, medical or health information, medical history, physical exams or test results, medical images, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser-or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“PRC” shall mean the People’s Republic of China excluding, solely for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Entities” shall mean the Domestic Company, Tianjin Subsidiary, Guangzhou Subsidiary, Ningxia Subsidiary, Real World, Lingbo Subsidiary, Houpu Subsidiary, Linke Subsidiary, Lingce Subsidiary, Kuaima Subsidiary, Yike Subsidiary, Hebei Subsidiary, Yingke Subsidiary, Zhonghui Subsidiary and the JV Entity.

“Preference Director(s)” has the meaning given to that term in the Shareholders’ Agreements.

“Preference Shares” shall mean the preference shares of the Company, US$0.00008 nominal or par value per share.

“Process” or “Processing” shall mean the receipt, acquisition, collection, recording, compilation, organization, structuring, storage, adaptation, alternation, retrieval, use, disclosure by transmission, dissemination or otherwise making available, erasure, destruction, restriction, and other forms of exploitation of Personal Data.

“Prohibited Payment” has the meaning given to that term in Section 3.24 of this Agreement.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship, URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefore, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Purchase Price” has the meaning given to that term in Section 2.1(b) of this Agreement.

“Purchased Shares” has the meaning given to that term in Section 2.1(b) of this Agreement.

“Qualified Medical Record Ratio” has the meaning given to that term in Section 7.11 of this Agreement.

“Real World Restructuring Documents” shall mean the Exclusive Consulting and Service Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement and Shareholders Voting Rights Proxy Agreement entered into on September 4, 2020 by and among the WFOE I, the Domestic Company and the Real World, each as may be amended from time to time.

“Regulations” has the meaning given to that term in Section 3.21 of this Agreement.

“Restructuring Documents” shall mean (i) the Exclusive Consulting and Service Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement, Shareholders Voting Rights Proxy Agreement and Spousal Consent entered into on February 27, 2015 by and among the WFOE I, the Domestic Company and/or the shareholders of the Domestic Company or the spouse of certain shareholder of the Domestic Company (as applicable), each as may be amended from time to time, (ii) the Tianjin Restructuring Documents, (iii) the JV Restructuring Documents, (iv) Houpu Restructuring Documents, (v) Ningxia Restructuring Document, and (vi) Real World Restructuring Documents.

“RMB” shall mean Renminbi, the lawful currency of the PRC.

“SAFE” has the meaning given to that term in Section 3.4(f) of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Security Breach” shall mean any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or sensitive data; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Data or sensitive data; or (iii) other act or omission that compromises the security, integrity, or confidentiality of Personal Data or sensitive data, in each case of (i) to (iii), with respect to such data maintained by a Group Company or by any third party on behalf of a Group Company.

“Series A Preference Shares” shall mean the Series A Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Series B Preference Shares” shall mean the Series B Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Series C Preference Shares” shall mean the Series C-1 Preference Shares and the Series C-2 Preference Shares.

“Series C-1 Preference Shares” shall mean the Series C-1 Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Series C-2 Preference Shares” shall mean the Series C-2 Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Series D Preference Shares” shall mean the Series D Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Series D Purchase Agreement” shall mean the Series D Preference Shares Agreement by and among the Company, the HK Entity, the WFOE I, the Domestic Company and certain other parties thereto dated May 18, 2018.

“Series D+ Preference Shares” shall mean the Series D+ Preference Shares in the share capital of the Company, nominal or par value of US$0.00008 per share, having the rights set forth in the Memorandum and Articles of Association.

“Shareholders’ Agreement” shall mean the fourth amended and restated shareholders’ agreement among the Group Companies, the Investors, the Founders and certain other members of the Company to be executed by the parties upon the Closing in the form as attached to this Agreement as Exhibit C.

“Statute” has the meaning given to that term in Section 3.1(a) of this Agreement.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or Controlled, directly or indirectly, by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the WFOEs, the HK Entity, the PRC Entities and any Subsidiary that the Company may establish or acquire from time to time.

“Subscriber(s)” means has the meaning given to that term in introductory paragraph of this Agreement.

“Systems” shall mean the applications, databases, clouds, software, hardware, firmware, networks, switches, endpoints, platforms, servers, storage space, interfaces, websites and related information technology platforms, and all electronic connections between and among them, owned, operated or used by the Group Company or the business as of the date of this Agreement, including all such Systems that Process data.

“Tax” or “Taxes” shall mean any PRC state, local or foreign (including, without limitation, U.S. federal and state) taxes imposed, levied, collected, withheld or assessed by any Governmental Authority on income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Temasek” shall mean Esta Investments Pte Ltd.

“Tianjin Subsidiary” shall mean has the meaning given to that term in introductory paragraph of this Agreement.

“Tianjin Restructuring Documents” shall mean the Exclusive Consulting and Service Agreement, Exclusive Call Option Agreement, Shareholders Voting Rights Proxy Agreement entered into on March 18, 2017 by and among the WFOE I, each of Tianjin Subsidiary and the Domestic Company, each as may be amended from time to time, and the Equity Pledge Agreement and Loan Agreement entered into on September 4, 2020 by and among the WFOE I, the Domestic Company and/or the Tianjin Subsidiary, each as may be amended from time to time.

“Transaction Agreements” shall mean this Agreement, the Shareholders’ Agreement, the Memorandum and Articles of Association, the Investment Agreement, the Option Agreements, the Articles of Association of JV Entity, the Tianjin Restructuring Documents, the JV Restructuring Documents, the Houpy Restructuring Documents, the Ningxia Restructuring Documents, Real World Restructuring Documents and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“U.S.” or “United States” shall mean the United States of America.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

“Value-Added Tax and Loacl Levies” has the meaning given to that term in Section 7.8 of this Agreement.

“Warrantors” shall mean the Company, the WFOEs, the HK Entity, the PRC Entities, the Founders and the Founder Entities, each of such Warrantors being referred to as a “Warrantor.”

“WFOE I” has the meaning given to that term in introductory paragraph of this Agreement.

“WFOE II” has the meaning given to that term in introductory paragraph of this Agreement.

“WFOE(s)” have the meaning given to that term in introductory paragraph of this Agreement.

“WFOE Capital Injection Amount” has the meaning given to that term in Section 7.16 of this Agreement.

“Yike Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Yingke Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

“Zhengze Entities” shall mean Zhengze Medical Industry Investment Management (Tianjin) Co., Ltd.( 正则医疗产业投资管理（天津）有限公司), Zhengze Medical Industry Investment Management Limited Partnership (天津正则医疗产业投资管理合伙企业（有限合伙）and Zhengze Medical Innovation Industry Investment Fund Limited Partnership (天津正则医疗创新产业投资基金合伙企业（有限合伙） ).

“Zhonghui Subsidiary” has the meaning given to that term in Section 3.1(e) of this Agreement.

Schedule B

Schedule of Subscribers

Name of Subscribers	Number of Shares	Purchase Price		Series of Preference Shares
HL Plus Holding I Limited	4,727,810	US$	12,000,000	Series D+ Preference Shares
New Enterprise Associates 15, L.P.	1,181,953	US$	3,000,000	Series D+ Preference Shares
Esta Investments Pte Ltd	5,909,763	US$	15,000,000	Series D+ Preference Shares

TOTAL:	11,819,526	US$	30,000,000	—

Schedule C

Schedule of Founders

Founders	Founder Entities	Number of Ordinary Shares Held
Tianze Zhang (张天泽)	Digital Medical Technology Ltd., Office of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.	75,000,000
Liping Li (李丽平)	August Health Services Ltd., Office of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.	12,500,000
Ligang Luo (罗立刚)	Health BigData Technology Limited, Office of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.	10,000,000

TOTAL:	—	97,500,000

Schedule D

Schedule of Option Holders

Name of Option Holder	Number of Shares	Investment Amount	Series of Preference Shares
Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海 河宽带智汇产业基金合伙企 业（有限合伙）)	5,909,763	US$15,000,000 in equivalent RMB*	Series D+ Preference Shares
Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投资合伙 企业（有限合伙）)	2,757,889	US$7,000,000 in equivalent RMB*	Series D+ Preference Shares
CICC Biomedical Fund L.P. (中金启德（厦门）创新生物 医药股权投资基金合伙企业 （有限合伙）)	2,757,889	US$7,000,000 in equivalent RMB*	Series D+ Preference Shares
Shanghai Cenova Kangze Investment Center LL.P (上海 千骥康泽投资中心（有限合 伙）)	896,255	US$2,274,850 in equivalent RMB*	Series D+ Preference Shares
Suzhou Cenova Zekang Investment Center LL.P (苏州 千骥泽康投资中心（有限合 伙）)	1,073,666	US$2,725,150 in equivalent RMB*	Series D+ Preference Shares

Total	13,395,462	US$34,000,000 in equivalent RMB*	—

(*)	The exchange rate between USD and RMB applied therefor shall be the middle exchange rate published by the People’s Bank of China one (1) Business Day prior to the date hereof.

Schedule E

Capitalization Table of the Company

Shareholder	Immediately Prior to the Closing		Immediately after the Closing
	Number of Shares	Percentage	Number of Shares	Percentage
Ordinary Shares
Tianze Zhang (张天泽) (through Digital Medical Technology Ltd.)	75,000,000	24.8354%	75,000,000	22.9216%
Liping Li (李丽平) (through August Health Services Ltd.)	12,500,000	4.1392%	12,500,000	3.8203%
Ligang Luo (罗立刚) (through Health BigData Technology Limited)	10,000,000	3.3114%	10,000,000	3.0563%
Peng Tang (汤鹏) (through Peng Cloud Investments Limited)	2,158,613	0.7148%	2,158,613	0.6597%
INDEX Capital International Limited	966,387	0.3200%	966,387	0.2953%
Option Pool (reserved)	43,570,953	14.4280%	43,570,953	13.3161%
Series A Preference Shares
New Enterprise Associates 15, L.P.	16,455,881	5.4492%	16,455,881	5.0292%
NEA Ventures 2015, L.P.	117,650	0.0390%	117,650	0.0360%
Long Hill Capital Venture Partners 1, L.P.	5,485,294	1.8164%	5,485,294	1.6764%
Series B Preference Shares
New Enterprise Associates 15, L.P.	7,878,151	2.6088%	7,878,151	2.4077%
China Broadband Capital Partners III, L.P.	21,008,404	6.9567%	21,008,404	6.4206%
ABG II-SO2 Limited	8,403,361	2.7827%	8,403,361	2.5682%
Shanghai Cenova Xinghe Venture Capital Center, L.P.	6,302,521	2.0870%	6,302,521	1.9262%
Long Hill Capital Venture Partners 1, L.P.	2,626,051	0.8696%	2,626,051	0.8026%
Series C-1 Preference Shares
ABG II-SO2 Limited	2,899,160	0.9600%	2,899,160	0.8860%
Series C-2 Preference Shares
Esta Investments Pte Ltd	23,193,278	7.6802%	23,193,278	7.0883%
New Enterprise Associates 15, L.P.	2,635,137	0.8726%	2,635,137	0.8054%
China Broadband Capital Partners III, L.P.	3,676,471	1.2174%	3,676,471	1.1236%
Long Hill Capital Venture Partners 1, L.P.	1,419,485	0.4700%	1,419,485	0.4338%
Ningbo Huiqiao Hongjia Equity Investment Limited Partnership (宁 波汇桥弘甲股权投资合伙企业(有 限合伙)) (reserved and deemed exercied)	4,474,141	1.4816%	4,474,141	1.3674%
Series D Preference Shares
Lifetech Company Ltd	19,699,210	6.5232%	19,699,210	6.0205%
Beijing Freesia Management Consulting Corporation (北京芳盛 管理咨询有限责任公司)	13,789,447	4.5662%	13,789,447	4.2143%
Esta Investments Pte Ltd	7,225,565	2.3927%	7,225,565	2.2083%
China Broadband Capital Partners III, L.P.	3,939,842	1.3046%	3,939,842	1.2041%
Long Hill Capital Venture Partners 1, L.P.	1,221,351	0.4044%	1,221,351	0.3733%
New Enterprise Associates 15, L.P.	3,471,105	1.1494%	3,471,105	1.0608%
Ningbo Huiqiao Hongbo Equity Investment Limited Partnership (宁 波汇桥弘博股权投资合伙企业(有 限合伙)) (reserved and deemed exercied)	1,871,425	0.6197%	1,871,425	0.5719%
Series D+ Preference Shares
HL Plus Holding I Limited	/	/	4,727,810	1.4449%
New Enterprise Associates 15, L.P.	/	/	1,181,953	0.3612%
Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P. (天津津南海河宽带智汇产业 基金合伙企业（有限合伙）) (reserved and deemed exercied)	/	/	5,909,763	1.8061%
Esta Investments Pte Ltd	/	/	5,909,763	1.8061%
Shanghai Cenova Kangze Investment Center LL.P (上海千 骥康泽投资中心（有限合伙）) (reserved and deemed exercied)	/	/	896,255	0.2739%
Suzhou Cenova Zekang Investment Center LL.P (苏州千骥泽康投资	/	/	1,073,666	0.3281%
中心（有限合伙）) (reserved and deemed exercied)
Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳 中深新创股权投资合伙企业（有 限合伙）) (reserved and deemed exercied)	/	/	2,757,889	0.8429%
CICC Biomedical Fund L.P. (中金 启德（厦门）创新生物医药股权 投资基金合伙企业（有限合伙）) (reserved and deemed exercied)	/	/	2,757,889	0.8429%

Total Shares:	301,988,883	100.00%	327,203,871	100.00%

Schedule F

ADDRESSES FOR NOTICE

If to the Warrantors:

Address:	11th Floor, Building A, Sinosteel International Plaza, 8 Haidian Street, Haidian District, Beijing, China（北京市海淀区海淀大街 8号中钢国际广场A座11层
Tel:	(86) 186-0109-9880
Attention:	Tianze Zhang (张天泽)
Email:	tony@linkdoc.com

If to the Investors:

Temasek:

Address:	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891
Tel:	6828 6828
Attention:	Diya Li
Email:	diya@temasek.com.sg

NEA:

Address:	1954 Greenspring Drive Suite 600 Timonium, MD 21093
Tel:	(410) 842-4000
Fax:	(410) 842-4100
Attention:	Louis Citron
Email:	LCitron@NEA.com

Tianjin Jinnan Haihe River CBC IFOF Industrial Fund Partnership, L.P.(天津津南海河宽带智汇产业基金合伙企业（有限合伙）):

Address:	Suite 5509, China World Tower 3B, No.1 Jianguomenwai Ave., Chaoyang District, Beijing 100000, China
Tel:	+86 130 0197 0101
Attention:	Ye ZHANG
Email:	zhangye@ifof.fund

Long Hill

Address:	Unit 3101, Plaza 66 Tower 2, 1266 West Nanjing Road, Shanghai
Tel:	+86 21 60257000
Fax:	+86 21 60256730
Attention:	Xiaodong Jiang
Email:	xjiang@lhcap.cn

CICC

Address:	26F, China World Tower B， No. 1 Jian Guo Men Wai Avenue, Beijing, 100004
Tel:	+86 10 65051166
Fax:	86 10 65051156
Attention:	Ying Liang
Email:	liangy@cicc.com.cn

Shenzhen Zhongshenxinchuang Investment Partnership (L.P.) (深圳中深新创股权投 资合伙企业（有限合伙）):

Address:	深圳市福田区华富街道莲花一村社区皇岗路5001号深业上城 （南区）T2栋41层
Tel:	86 755 82518555
Attention:	陈十游
Email:	schen@yoshanfund.com

Cenova

Address:	for Notice: #53 Gao You Street, Xuhui District, Shanghai (上海市 徐汇区高邮路53号)
Tel:	+8621 6466 2333
Fax:	+8621 6437 5623
Attention:	Yang ZHOU (周扬)
Email:	zhouyang@cenova.com

Exhibit A

Disclosure Schedule

Exhibit B

Key Employees

Exhibit C

Shareholders’ Agreement

Exhibit D

Fifth Amended and Restated Memorandum and Articles of Association

Exhibit E

Investment Agreement

Exhibit F

Form of Option Agreement

Exhibit G

Articles of Association of JV Entity